AGREEMENT AND PLAN OF MERGER

by and among

PROQUEST COMPANY,

VEL ACQUISITION CORP.,

VOYAGER EXPANDED LEARNING, INC.

and

R. BEST ASSOCIATES, INC.

Dated as of December 13, 2004

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	1
1.4	Effects of the Merger	2
1.5	Articles of Incorporation and Bylaws of the Surviving Corporation	2
1.6	Directors and Officers of the Surviving Corporation	2
ARTICLE II	MERGER CONSIDERATION	2
2.1	Escrow Fund	2
2.2	Merger Consideration	4
2.3	Paying Agent	6
2.4	Adjustment of Closing Cash Consideration	6
2.5	Payment of Adjustment Amount	8
2.6	Treatment of Phantom Stock, Warrants and Cashless Exercise Options	8
ARTICLE III	CONVERSION OF COMPANY COMMON STOCK AND CONVERTIBLE SECURITIES; APPRAISAL RIGHTS	9
3.1	Conversion	9
3.2	Exchange of Certificates	11
3.3	Appraisal Rights	13
3.4	No Fractional Shares	14
3.5	Convertible Securities	14
3.6	Phantom Stock and Warrants	15
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15
4.1	Organization	15
4.2	Capitalization	16
4.3	Authority	16
4.4	Consents and Approvals; No Violations	17
4.5	Financial Statements	18
4.6	No Undisclosed Liabilities	18
4.7	Absence of Certain Changes or Events	19
4.8	Legal Proceedings	19
4.9	Compliance with Applicable Law; Permits	19
4.10	Tax Matters	19
4.11	Employee Benefits	20
4.12	Labor	21
4.13	Intellectual Property	22
4.14	Material Contracts	23
4.15	Insurance	24
4.16	Accounts Receivable	24
4.17	Product Warranty	24
4.18	Customers and Suppliers	24
4.19	Assets	24
4.20	Finders or Brokers	24
4.21	Internal Controls	25
4.22	Certain Interests	25
4.23	No Other Representations or Warranties	25
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	26
5.1	Organization	26
5.2	Authority	26
5.3	Capitalization	26
5.4	Consents and Approvals; No Violations	27
5.5	Ownership and Operations of Merger Sub	27
5.6	SEC Documents; Financial Statements	28
5.7	Reporting and Listing	28
5.8	Absence of Certain Changes or Events	28
5.9	No Undisclosed Liabilities	28
5.10	Legal Proceedings	28
5.11	Disclosure Controls	29
5.12	Financing	29
5.13	Finders or Brokers	29
5.14	Investment Intention	29
5.15	Parent's Financial Condition	29
5.16	Information to Be Supplied	29
ARTICLE VI	ADDITIONAL COVENANTS AND AGREEMENTS	30
6.1	Conduct of Business	30
6.2	Other Offers	32
6.3	Commercially Reasonable Efforts	32
6.4	Public Announcements	34
6.5	Access; Confidentiality	34
6.6	Notification of Certain Matters	35
6.7	Director and Officer Indemnification and Insurance	35
6.8	Employee Matters	36
6.9	Financing	37
6.10	Section 280G	37
6.11	Shareholder Approval	38
ARTICLE VII	CONDITIONS TO THE MERGER	39
7.1	Conditions to Each Party's Obligation to Effect the Merger	39
7.2	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	39
7.3	Conditions to the Obligations of the Company to Effect the Merger	41
ARTICLE VIII	TERMINATION	42
8.1	Termination	42
8.2	Effect of Termination	43
8.3	Expenses	44
ARTICLE IX	INDEMNIFICATION	44
9.1	Survival	44
9.2	Indemnification	44
9.3	Limitations on Indemnification	45
9.4	Indemnification Procedures	46
9.5	Exclusive Remedy	49
ARTICLE X	SHAREHOLDERS' REPRESENTATIVE	49
10.1	Appointment of the Shareholders' Representative	49
ARTICLE XI	MISCELLANEOUS	51
11.1	Amendment or Supplement	51
11.2	Extension of Time, Waiver, Etc	51
11.3	Assignment; Binding Effect	52
11.4	Counterparts; Effectiveness	52
11.5	Entire Agreement; No Third-Party Beneficiaries	52
11.6	Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial	52
11.7	Notices	53
11.8	Severability	54
11.9	Headings	54
11.10	Definitions; Construction	54

LIST OF EXHIBITS
Exhibit A	-	Form of Articles of Merger
Exhibit B	-	Form of Articles of Incorporation of the Surviving Corporation
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Contingent Consideration Schedule
Exhibit E	-	Form of Letter of Transmittal
Exhibit F-1	-	Form of Acknowledgement of Holder of Phantom Stock
Exhibit F-2		Form of Acknowledgement of Warrantholders
Exhibit G	-	Financing Commitments
Exhibit H	-	Form of Employment Agreements
Exhibit I	-	Form of Opinion of Counsel to the Company
Exhibit J	-	Form of Noncompetition Agreement
Exhibit K	-	Form of Opinion of Counsel to Parent and Merger Sub

The exhibits and schedules to the Agreement and Plan of Merger are not being filed herewith.  The Company undertakes to furnish a copy of any such exhibits and schedules to the Commission upon request. Pursuant to Item 601(b)(2) of Regulation S-K, the foregoing is a list of the omitted exhibits and schedules.

This AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2004 (this "Agreement"), is by and among ProQuest Company, a Delaware corporation ("Parent"), VEL Acquisition Corp. ("Merger Sub"), a Texas corporation and an indirect wholly-owned subsidiary of ProQuest Information and Learning Company, a Delaware corporation and wholly-owned subsidiary of Parent ("PQILC"), Voyager Expanded Learning, Inc., a Texas corporation (the "Company"), and R. Best Associates, Inc., a Texas corporation, in its capacity as Shareholders' Representative (as defined herein). Capitalized terms used in this Agreement but not otherwise defined herein are defined in Section 11.10.

WHEREAS, each of the respective boards of directors of Parent, Merger Sub and the Company deem it advisable that Parent acquire the Company on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, in furtherance thereof, it is proposed that such acquisition be accomplished by the merger of Merger Sub with and into the Company, with the Company being the surviving corporation in accordance with the Business Corporation Act of the State of Texas (the "TBCA"), pursuant to which all of the shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), issued and outstanding (each, a "Share" and collectively, the "Shares") (other than certain shares as provided in subsections (a) and (b) of Section 3.1) will be converted into, and certain other rights to acquire Company Common Stock will be exchanged or exercised for, the right to receive common stock, par value $0.001 per share, of Parent ("ProQuest Common Stock"), and/or cash, each on the terms and subject to the conditions provided for in this Agreement (the "Merger").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

  THE MERGER

    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").
    Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Central Time, on a date to be specified by the parties hereto, which date shall be no later than the third (3rd) business day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas, unless another place is agreed to by the parties hereto.
    Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Texas articles of merger in substantially the form attached hereto as Exhibit A, pursuant to the applicable provisions of the TBCA (the "Articles of Merger"), and shall make all other filings or recordings required under the TBCA in order to effect the Merger. The Merger shall become effective upon the issuance of the certificate of merger by the Secretary of State of the State of Texas, or at such other time as is agreed by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").
    Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
    Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit B hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation (and subject to Section 6.7 hereof). At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws (and subject to Section 6.7 hereof).
    Directors and Officers of the Surviving Corporation. Absent resignation or removal in accordance with the provisions of the articles of incorporation or bylaws of the Surviving Corporation, the directors of Merger Sub and the officers of the Company, respectively, immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.

  MERGER CONSIDERATION

    Escrow Fund.
      At the Effective Time, Parent shall deposit with JPMorgan Chase Bank, in its capacity as escrow agent (the "Escrow Agent"), by wire transfer of immediately available funds, (i) an amount equal to $7,000,000 in cash (the "Working Capital Hold-Back"), (ii) an amount equal to $29,000,000 in cash (the "Indemnification Hold-Back"), (iii) an amount equal to $2,000,000 in cash (the "Shareholders' Representative Hold-Back") and (iv) an amount in cash equal to twenty-five percent (25%) of the product of the number of Dissenting Shares and the Per Share Dissenter Consideration (the "Dissenters' Hold-Back") and together with the amount of the Indemnification Hold-Back, the amount of the Working Capital Hold-Back and the amount of the Shareholders' Representative Hold-Back, collectively the "Escrow Fund"), to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit C (the "Escrow Agreement"), among Parent, the Escrow Agent and the Shareholders' Representative.
      The Working Capital Hold-Back and, in the event that the Working Capital Hold-Back is insufficient to satisfy any Adjustment Amount owed to Parent, the Indemnification Hold-Back, shall be used as a source of satisfaction of any amounts payable to Parent pursuant to Section 2.4(f). Any portion of the Working Capital Hold-Back that is not necessary to satisfy any payment pursuant to Section 2.4(f) shall be released from the Escrow Fund on the Working Capital Hold-Back Release Date (as defined in Section 2.5 below) and delivered to the Paying Agent (such amount, if any, on such date, the "Working Capital Hold-Back Consideration") to be distributed to all Shareholders, the holder of Phantom Stock and the holders of Warrants who have signed an Acknowledgement Form ("Warrantholders") entitled to receive a portion of the consideration in accordance with the terms of this Agreement.
      The Indemnification Hold-Back, in addition to being used to satisfy any amounts owed to Parent pursuant to Section 2.4(f) to the extent provided in Section 2.1(b), shall be used as a source of satisfaction of any amounts payable to Parent and its affiliates pursuant to Section 9.2. Any portion of the Indemnification Hold-Back that is not necessary to satisfy any payment or unresolved bona fide claim, demand, action, suit, investigation, inquiry or proceeding (each being a "Claim")) pursuant to Section 9.2 shall be released on April 4, 2006, and shall be delivered to the Paying Agent (such amount, if any, on such date, the "Escrow Consideration") to be distributed to all Shareholders, the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the Escrow Consideration in accordance with the terms of this Agreement; provided, however, that any amounts remaining in the Escrow Fund on that date that are subject to a pending Claim shall remain in the Escrow Fund until such Claim is finally resolved. The Escrow Fund shall terminate when all funds in the Escrow Fund are distributed to Parent or the Paying Agent pursuant to the terms of this Agreement.
      The Shareholders' Representative Hold-Back shall be used solely and exclusively to reimburse the Shareholders' Representative pursuant to the terms of Section 10.1(c) of this Agreement. Any portion of the Shareholders' Representative Hold-Back that is not necessary to satisfy any reimbursement pursuant to Section 10.1(c) shall be released from the Escrow Fund on the later of April 4, 2006 and the date upon which any potential expenses relating to a Claim against the Escrow Fund shall have been settled, and delivered to the Paying Agent (such amount, if any, on such date, the "Shareholders' Representative Hold-Back Consideration") to be distributed to all Shareholders, the holder of Phantom Stock and the Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement.
      The Dissenters' Hold-Back shall be treated as follows (all amounts, if any, released to the Paying Agent to be distributed to all Shareholders, the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement, the ("Dissenters' Hold-Back Consideration")):
        Parent shall cause the Surviving Corporation to deliver or mail, within ten (10) days after the Effective Time, to each Regular Shareholder who has filed with the Company, prior to the Company Shareholder Meeting (as herein defined), a written objection to the Merger that complies with the requirements set forth in Section 5.12.A.(1)(a) of the TBCA, but only if such Shareholder has not voted for the Merger, written notice that the Merger has been effected, in compliance with the provisions of the TBCA (the "Merger Notice"). If the Surviving Corporation does not deliver or mail the Merger Notice in compliance with Section 5.12.A.(1)(a) of the TBCA, all of the Dissenters' Hold-Back shall be promptly released to the Paying Agent to be distributed to all Shareholders, the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement.

    (ii) If no Shareholder who has both (A) not voted in favor of the Merger and (B) filed with the Company, prior to the Company Shareholder Meeting, a written objection to the Merger that complies with the requirements set forth in Section 5.12.A.(1)(a) of the TBCA, has within ten (10) days from the delivery or mailing of the Merger Notice made a written demand on the Surviving Corporation for payment of the fair value of such Shareholder's Shares in accordance with Section 5.12.A.(1)(a) of the TBCA (a "Dissenters' Notice"), all of the Dissenters' Hold-Back shall be promptly released to the Paying Agent to be distributed to all Shareholders, the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement.

    (iii) If any Shareholder has both (A) not voted in favor of the Merger and (B) filed with the Company, prior to the Company Shareholder Meeting, a written objection to the Merger that complies with the requirements set forth in Section 5.12.A.(1)(a) of the TBCA, and has also within ten (10) days from the delivery or mailing of the Merger Notice delivered a Dissenters' Notice in accordance with the TBCA (a "Perfecting Dissenter"), an amount shall be retained in the Dissenters' Hold-Back equal to an amount in cash equal to  twenty-five percent (25%) of the product of (x) the number of Shares held by all such Perfecting Dissenters and (y) the Per Share Dissenter Consideration, and all of the remaining Dissenters' Hold-Back shall be promptly released to the Paying Agent to be distributed to all Shareholders, the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement.

    (iv) The Dissenters' Hold-Back, as adjusted pursuant to clauses (i), (ii) and (iii) above, shall be used solely and exclusively to satisfy any indemnification obligations pursuant to Section 9.2(a)(iii) (and, in the event that the Dissenters' Hold-Back is insufficient to satisfy such Losses, if any, the Indemnification Hold-Back may also be used as a source of satisfaction of such amounts payable to Parent and its affiliates thereunder). Any portion of the Dissenters' Hold-Back that is not necessary to satisfy the indemnification obligations pursuant to Section 9.2(a)(iii) shall be released from the Escrow Fund to the Paying Agent, three (3) business days after the date that all Claims relating to the Dissenting Shares have been fully resolved and all related potential expenses related to such Claims have been settled, to be distributed to all Shareholders, the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement.

    Merger Consideration.
      In connection with the Merger, the closing consideration shall mean an amount calculated as follows (it being the "Closing Consideration"):
        $340,000,000 in cash; plus
        $20,000,000 to be paid in ProQuest Common Stock from the Stock Exchange Fund as set forth herein (the "Stock Consideration"); less the Indebtedness Amount; less
        the amounts to be paid to the Escrow Fund by Parent; less
        all amounts payable to holders of unexercised Convertible Securities upon the exercise thereof in the future, which amounts shall be calculated immediately prior to the Effective Time as to each such Convertible Security outstanding as of the Effective Time as (A) Per Share Dissenter Consideration, less (B) the per share exercise price applicable to such Convertible Security, multiplied by (C) the number of shares of Company Common Stock underlying such Convertible Security (the "Future Option Payout"); less the Company Expenses, as reflected on the Estimated Company Expense Statements; less any and all Company bonuses or other amounts to be paid by the Company to its employees or consultants as a result of the consummation of the Transactions and identified on Schedule 2.2(a).
      At or prior to the Effective Time, Parent shall deliver the cash portion (other than any portion attributable to holders of Dissenting Shares, distributed to Parent pursuant to Section 3.3(b) and the Aggregate Exercise Amount) of the Closing Consideration payable to Shareholders, the holder of Phantom Stock and the Warrantholders (the "Closing Cash Consideration") to the Paying Agent for the benefit of the Shareholders (other than holders of Dissenting Shares), the holder of Phantom Stock and the Warrantholders entitled to receive a portion of the consideration pursuant to ARTICLE III. The Paying Agent shall distribute such consideration in accordance with ARTICLE III.
      Promptly following the Effective Time, Parent shall deposit, or shall cause to be deposited, with EquiServe Trust Company, N.A. (the "Paying Agent"), for the benefit of the Accredited Shareholders (other than holders of Dissenting Shares), for exchange in accordance with this ARTICLE II and ARTICLE III through the Paying Agent, (i) certificates representing the number of shares of ProQuest Common Stock issuable pursuant to Section 3.1 and (ii) the amount of cash required to make payments in lieu of any fractional shares pursuant to Section 3.4 (such certificates for ProQuest Common Stock, together with any dividends or distributions with respect thereto in whatever form and such cash as may be required to make payments in lieu of any fractional shares, being hereinafter referred to as the "Stock Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver (x) shares of ProQuest Common Stock, (y) any dividends or other distributions to be paid in accordance with Section 3.2(f), and (z) any cash to be paid pursuant to Section 3.4 out of the Stock Exchange Fund to the Accredited Shareholders entitled to receive a portion of such consideration from the Stock Exchange Fund pursuant to ARTICLE III. Except as contemplated by this Section 2.2(c) hereof, the Stock Exchange Fund shall not be used for any other purpose.
      Certain Adjustments. If after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of ProQuest Common Stock or Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Per Share Stock Consideration (as hereinafter defined) will be adjusted accordingly, without duplication, to provide to the Shareholders, the holder of Phantom Stock and the Warrantholders the same economic effect contemplated by this Agreement, prior to such reclassification, recapitalization, split-up, stock split, subdivision, combination exchange or dividend or similar event. Nothing stated herein shall permit Parent or the Company to take any action that is prohibited under this Agreement.
      Contingent Consideration. Parent shall deliver the Contingent Consideration to the Paying Agent for the benefit of the Shareholders (other than any portion attributable to holders of Dissenting Shares), the holder of Phantom Stock and the Warrantholders entitled to receive a portion thereof in accordance with the terms and conditions set forth on Exhibit D (the "Contingent Consideration Schedule"). The Contingent Consideration (other than any portion attributable to holders of Dissenting Shares) shall be allocated among all of the Shareholders (other than holders of Dissenting Shares), the holder of Phantom Stock and the Warrantholders in accordance with the number of Shares held or deemed to be held by such Shareholder, the holder of Phantom Stock and each such Warrantholder immediately prior to the Effective Time as a percentage of the Fully Diluted Shares (the "Shareholder Percentage"). The portion of the Contingent Consideration allocated to the unexercised Convertible Securities shall be retained by Parent.
      Company Expenses. All Company Expenses whether occurring on, prior or subsequent to the Closing shall be paid by or otherwise borne pro rata by each of the Shareholders, the holder of Phantom Stock and each Warrantholder. No later than two (2) business days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent a reasonably thorough statement setting forth an estimate of the total Company Expenses (including post-Closing matters) that shall reflect amounts previously invoiced and/or paid (the "Estimated Company Expense Statements"). Company Expenses shall be deducted from the Closing Consideration. If the actual Company Expenses are greater than the amounts set forth in the Estimated Company Expense Statements, then the amount of such difference that constitutes Company Expenses shall be included in the Closing Working Capital as a current liability. In the event that the Company Expenses are less than the amounts set forth in the Estimated Company Expense Statements, then the amount of such difference shall be added to the Closing Working Capital as a current asset.
    Paying Agent. EquiServe Trust Company, N.A. shall serve as paying agent and exchange agent hereunder for the purpose of distributing the Closing Consideration, the Contingent Consideration and the Additional Consideration. The Paying Agent shall distribute such consideration in accordance with the terms of this Agreement.
    Adjustment of Closing Cash Consideration.
      As promptly as practicable, but in no event later than thirty (30) days after the Closing Date, the Shareholders' Representative shall cause to be prepared and delivered to Parent a closing statement (the "Closing Statement") that shall fairly and accurately present the Working Capital of the Company as of 5 p.m., Central Time, on the Closing Date ("Closing Working Capital") and a certificate based on such Closing Statement setting forth the Shareholders' Representative's calculation of Closing Working Capital ("Representative's Calculation"). For illustrative purposes only, attached hereto as Schedule 2.4 is a schedule showing a calculation of Working Capital as of September 30, 2004. The Closing Statement shall be prepared in accordance with GAAP as it is correctly applied by the Company in all respects as of the Effective Time, and, to the extent in accordance with GAAP, shall utilize the Company's accounting policies and procedures that are in effect at the Effective Time, as utilized in preparing the Company's audited financial statements, including, without limitation, its revenue recognition policies to the extent such policies and procedures are in accordance with GAAP as correctly applied by the Company as of the Effective Time (collectively, the "Company Accounting Policies").
      If Parent disagrees with Representative's Calculation, Parent may, within fifteen (15) business days after its receipt of the Closing Statement, deliver a notice to the Shareholders' Representative disputing Representative's Calculation and setting forth Parent's calculation of Closing Working Capital ("Parent's Calculation"). Any such notice of disagreement shall specify those items or amounts as to which Parent disagrees with the Closing Statement, along with a brief description of Parent's reasons for disagreeing with such item or amount, and Parent shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and Representative's Calculation. In analyzing the Closing Statement and the Representative's Calculation, Parent shall apply the Company Accounting Policies as in effect at the Effective Time. For greater certainty, the Company Accounting Policies as in effect at the Effective Time shall be utilized notwithstanding that Parent may utilize other accounting policies and procedures in preparing Parent's audited financial statements, or may have changed the Company's accounting policies and procedures following Closing to conform to Parent's accounting policies and procedures.
      If a notice of disagreement is duly delivered pursuant to Section 2.4(b), Parent and the Shareholders' Representative shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts, acting in good faith, to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such fifteen (15) day period, Parent and the Shareholders' Representative are unable to reach agreement, they shall promptly thereafter cause Grant Thornton LLP (the "Accounting Referee") to review this Section 2.4 and related definitions and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Parent's Calculation as to which the parties disagree and shall utilize the Company Accounting Policies as in effect at the Effective Time. The Accounting Referee shall deliver to Parent and the Shareholders' Representative, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee's calculation of the disputed items or amounts. Such report shall be final and binding upon Parent and the Shareholders' Representative. The cost of such review and report shall be allocated between Parent and the Shareholders' Representative in its capacity as such (such cost, if any, to be reimbursed to the Shareholders' Representative pursuant to Section 10.1(c)) as determined by the Accounting Referee.
      Parent, the Shareholders' Representative and the Surviving Corporation shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement, the Representative's Calculation and Parent's review of the Representative's Calculation, including making available any necessary books, records, work papers and personnel (including representatives of the Surviving Corporation's outside auditor) that may be required to create the Representative's Calculation or to review the same.
      If the Adjustment Amount is a positive amount, such positive amount, if any, shall be transferred by Parent to the Paying Agent for the benefit of all Shareholders (other than any portion attributable to holders of Dissenting Shares), the holder of Phantom Stock and all Warrantholders entitled to receive a portion of the consideration pursuant to ARTICLE III, together with interest thereon, as provided in Section 2.5 hereof, and such amount shall be distributed by the Paying Agent such Persons in accordance with the Shareholder Percentage. The portion of the Adjustment Amount allocated to the unexercised Convertible Securities shall be retained by Parent.
      If the Adjustment Amount is a negative amount, then Parent and the Shareholders' Representative shall immediately instruct the Escrow Agent to deliver to Parent from the Working Capital Hold-Back and, if necessary, the Indemnification Hold-Back, an amount equal to such Adjustment Amount, together with interest thereon as provided in Section 2.5 hereof.
    Payment of Adjustment Amount. Within three (3) business days after Final Working Capital has been determined (the "Working Capital Hold-Back Release Date"), the payment or delivery, as applicable, of any Adjustment Amount, either from Parent or from the Escrow Fund, shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Parent or the Shareholders' Representative, as the case may be. The Adjustment Amount shall bear interest from and including the Closing Date to, but excluding, the date of payment or delivery, as applicable, at a rate equal to the average daily interest rate earned on the Escrow Fund pursuant to the Escrow Agreement during the period from the Closing Date to the date of payment or delivery, as applicable. Such interest shall be payable or delivered, as applicable, at the same time as the payment or delivery, as applicable, to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.
    Treatment of Phantom Stock, Warrants and Cashless Exercise Options. For purposes of determining all calculations under ARTICLE II and ARTICLE III, if the appropriate Acknowledgement Form is signed and delivered to Parent prior to Closing as provided in Section 3.6, the holder of Phantom Stock shall be deemed to hold such number of shares as are set forth on his Acknowledgement Form and the Warrantholders and Cashless Exercise Shareholders shall be deemed to hold the total number of Shares underlying the Warrants or Cashless Exercise Options, as applicable, held by such Person and shall be entitled to receive the Aggregate Per Share Consideration (less, with respect to the Warrantholders and Cashless Exercise Shareholders, the applicable exercise price) as though the holder was a Regular Shareholder of such Shares. The Shares deemed held by the holder of Phantom Stock, the Warrantholders and the Cashless Exercise Shareholders shall be included for all purposes of allocating the aggregate consideration to be distributed to the Regular Shareholders, the holder of Phantom Stock, the Warrantholders and the Cashless Exercise Shareholders entitled thereto.

  CONVERSION OF COMPANY COMMON STOCK AND CONVERTIBLE SECURITIES; APPRAISAL RIGHTS

    Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holders of any securities of Merger Sub or the Company:
      Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
      Any Shares that are owned by the Company as treasury stock shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.
      Each issued and outstanding Share held by Regular Shareholders (other than Shares to be canceled in accordance with Section 3.1(b) and any Dissenting Shares), and each Share deemed to be held by the holder of Phantom Stock, the Warrantholders and the Cashless Exercise Shareholders, in each case, immediately prior to the Effective Time, shall be converted into and be exchanged for the right to receive, in the case of Regular Shareholders, upon surrender, in the manner provided in this Agreement, of the certificate formerly representing such Share, in the case of the holder of Phantom Stock and the Warrantholders, upon the execution and delivery to the Company of an Acknowledgement Form, and in the case of the Cashless Exercise Shareholders, upon the, the exercise of the applicable Cashless Exercise Option in accordance with Section 3.5, without interest, an amount equal to the aggregate value of the Closing Consideration divided by the number of Fully Diluted Shares (the "Per Share Closing Consideration") payable in the following manner:
        Non-Accredited Shareholders. As to each Share held or deemed to be held by Non-Accredited Shareholders, an amount of cash equal to the Per Share Closing Consideration (the "Non-Accredited Per Share Closing Consideration"). The Non-Accredited Per Share Closing Consideration multiplied by the number of Shares held by the Non-Accredited Shareholders immediately prior to the Effective Time is referred to herein as the "Non-Accredited Closing Consideration".
        Accredited Shareholders. As to each Share held or deemed to be held by Accredited Shareholders (the "Accredited Per Share Closing Consideration"):
          a cash amount equal to the Closing Cash Consideration less the Non-Accredited Closing Consideration and then divided by the number of outstanding Shares held or deemed to be held in the aggregate immediately prior to the Effective Time by the Accredited Shareholders (the "Accredited Per Share Cash Closing Consideration"); plus a number of shares of ProQuest Common Stock equal to $20,000,000 divided by the ProQuest Stock Price and then further divided by the number of Shares held and deemed to be held in the aggregate immediately prior to the Effective Time by the Accredited Shareholders; plus any cash payment to be made in lieu of any fractional shares pursuant to Section 3.4 (collectively with (1) and (2) above, the "Per Share Stock Consideration").
        Notwithstanding anything contained herein to the contrary, Parent shall retain for its account the aggregate exercise amount from the cash portions of the distributions in (i)  and (ii) to be made to Warrantholders and Cashless Exercise Shareholders. Any distributions made to Warrantholders or Cashless Exercise Shareholders pursuant to this Section 3.1(c) shall be reduced by the per share exercise price of the Warrant or Cashless Exercise Option applicable to each share of Company Common Stock deemed to be held by such Warrantholder or Cashless Exercise Shareholder. For purposes of clarity neither the Accredited Per Share Closing Consideration nor the Non-Accredited Per Share Closing Consideration shall be deemed to be reduced by the retention by Parent of such amounts.
      Subject to Section 3.3, all Shares (other than Dissenting Shares and the rights of the holder of Phantom Stock, the Warrantholders and the Cashless Exercise Shareholders), when so converted at the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate, Phantom Stock Agreement, Warrant or agreement with respect to a Cashless Exercise Option that immediately prior to the Effective Time represented or was deemed to represent any such Shares, shall cease to have any rights with respect thereto, except the right to receive, upon, in the case of a Regular Shareholder, the surrender of such certificate, in the case of the holder of Phantom Stock and any Warrantholder, the delivery of an Acknowledgement Form, and, in the case of a Cashless Exercise Shareholder, a Cashless Exercise Notice, in accordance with this Agreement, without interest:
        the Per Share Closing Consideration in the manner described in subsection (c) above, in the case of Accredited Shareholders, any dividends or other distributions to be paid pursuant to Section 3.2(f), if any, an amount of cash equal to the Contingent Consideration, if any, divided by the total number of Fully Diluted Shares without regard to the status as either an Accredited Shareholder or Non-Accredited Shareholder (such amount, the "Per Share Contingent Consideration"), and an amount equal to any Additional Consideration, if any, payable to Shareholders, the holder of Phantom Stock and Warrantholders, pursuant to the terms of this Agreement, divided by the total number of Fully Diluted Shares without regard to the status as either an Accredited Shareholder or Non-Accredited Shareholder (such amount, the "Per Share Additional Consideration" and collectively with the Per Share Closing Consideration, any cash, dividends or distributions to be paid pursuant to Section 3.2(f), and the Per Share Contingent Consideration, the "Aggregate Per Share Consideration").
      In the event that any Convertible Security that is unexercised as of the Effective Time subsequently lapses without exercise and therefore terminates (a "Lapsed Option"), the amount equal to the Future Option Payout with respect thereto shall be promptly paid to the Paying Agent to be distributed to all Shareholders, the holder of Phantom Stock and the Warrantholders entitled to receive a portion of the consideration in accordance with the terms of this Agreement (with the portion attributable to Dissenters Shares and unexercised Convertible Securities to be retained by Parent); provided, however, that in calculating any amount due to the Shareholders, the holder of Phantom Stock and the Warrantholders pursuant hereto, the per share portion to be received by each Shareholder, the holder of Phantom Stock and the Warrantholders shall be an amount equal to the aggregate consideration paid over to the Paying Agent divided by the number of Fully Diluted Shares, less the Lapsed Options; provided, further, however, that no such payment need be made until the aggregate Future Option Payouts with respect to Lapsed Options is greater than Thirty Thousand Dollars ($30,000), and then all of such amount shall be so paid to the Paying Agent.
    Exchange of Certificates.
      Exchange Procedures. Promptly after the Effective Time (but in no event more than three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 3.1 into the right to receive the Aggregate Per Share Consideration, (i) a letter of transmittal, in the form set forth as Exhibit E hereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Paying Agent shall reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Aggregate Per Share Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Aggregate Per Share Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Aggregate Per Share Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Aggregate Per Share Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Other than rights to any declared but unpaid dividend that is either expressly disclosed on the Company's disclosure schedules delivered herewith or otherwise approved in writing by Parent, until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Aggregate Per Share Consideration as contemplated by this ARTICLE III, without interest.
      Transfer Books; No Further Ownership Rights in Company Stock. The Per Share Closing Consideration, and any dividends or other distributions to which the holders thereof are entitled pursuant to and Section 3.2(f), paid or to be paid in respect of each Share upon the surrender for exchange of a Certificate in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share of Company Common Stock previously represented by such Certificate (except for the right to receive the Per Share Additional Consideration and the Per Share Contingent Consideration, if any, as provided in this Agreement), and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. Except for the right to receive their respective Aggregate Per Share Consideration, from and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to Section 3.2(d), if, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.
      Lost, Stolen or Destroyed Certificates. On or after the Effective Time, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and an indemnity (but with respect to any Shareholder who holds fewer than 1,000 Shares in the aggregate, without the need to post any bond or provide any letters of credit or other credit enhancements), in form and substance reasonably satisfactory to Parent, of that fact by the registered shareholder claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Aggregate Per Share Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this ARTICLE III.
      Final Distribution of Funds By Paying Agent; No Liability. At any time following the date that is six (6) months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to pay to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates (including for this section the Phantom Stock, Warrants and Cashless Exercise Options), and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Aggregate Per Share Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any portion of the Stock Exchange Fund that remains undistributed to the holders of Shares for six (6) months after the Closing Date shall be delivered to Parent, upon demand, and any Shareholders who have not complied with this ARTICLE III shall thereafter look only to Parent for the ProQuest Common Stock to which they are entitled pursuant to Section 3.1, any cash in lieu of fractional ProQuest Common Stock to which they are entitled pursuant to Section 3.4 and any dividends or other distributions which respect to the ProQuest Common Stock to which they are entitled pursuant to Section 3.2(f). Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, (i) none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for Aggregate Per Share Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, and (ii) neither Parent nor the Surviving Corporation shall be liable to any Shareholder, holder of Phantom Stock and any Warrantholder for any cash delivered to the Shareholders' Representative, whether or not acting as Shareholders' Representative, on behalf of such holders, or the Paying Agent.
      Withholding Taxes. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to or on behalf of a Shareholder or other recipient of consideration as contemplated hereby such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law. To the extent amounts are so withheld by Parent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder or other recipient in respect of which such deduction and withholding was made. Parent and/or the Surviving Corporation shall instruct the Paying Agent on the Closing Date as to any amounts that are required to be withheld and shall present reasonable supporting documentation regarding such withholding.
      Distributions with Respect to Unexchanged ProQuest Common Stock. No dividends or other distributions with respect to the ProQuest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the ProQuest Common Stock entitled to be received upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.4, until the holder of such Certificate shall surrender such Certificate as provided in Section 3.2. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of ProQuest Common Stock issued in exchange therefor (in addition to the Accredited Per Share Cash Consideration), without interest, (i) the amount of any cash payable with respect to a fractional share of ProQuest Common Stock to which such holder is entitled pursuant to Section 3.4 and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole ProQuest Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole ProQuest Common Stock, less the amount of any withholding taxes that may be required thereon.
    Appraisal Rights.
      Notwithstanding anything in this Agreement to the contrary, Shares held by holders who continue to have rights to appraisal under the TBCA (the "Dissenting Shareholders") shall not be converted into or be exchangeable for the right to receive the Aggregate Per Share Consideration (the "Dissenting Shares"), unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the TBCA. If any Dissenting Shareholder (i) shall have failed to perfect or (ii) shall have effectively withdrawn or lost such right, and, in the case of clause (ii) such holder shall acknowledge such fact in writing to the Paying Agent and the Surviving Corporation, such holder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Aggregate Per Share Consideration for each such Share, in accordance with Section 3.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to Shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the TBCA. The Company shall not, except with the prior consent of Parent, voluntarily make any payment with respect to, or settle, or agree to settle, any such demand for payment.
      In the event that there are any Dissenting Shares at the Effective Time, the amounts to be deposited into the Escrow Fund attributable to such Dissenting Shares shall be withheld by Parent at the Effective Time, and the Closing Consideration shall be reduced by such amounts.
    No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ProQuest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ProQuest Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former Shareholder, the holder of Phantom Stock and Warrantholder who otherwise would be entitled to receive a fractional share of ProQuest Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share of ProQuest Common Stock to which such holder would otherwise have been entitled and (ii) the Average Closing Price. For purposes of determining any fractional share interest, all Shares owned or deemed to be owned by an Accredited Shareholder shall be combined so as to calculate the maximum number of whole Shares issuable to such Accredited Shareholder.
    Convertible Securities.
      Prior to the Effective Time, the Company shall take such actions as are necessary to ensure that each outstanding option to acquire Company Common Stock issued under the Stock Plans listed in Schedule 3.5(a) (each, a "Schedule 3.5(a) Company Option") shall be canceled and terminated as of the Effective Time without any further action by the Parent, the Company or the holder thereof on or after the Effective Time. Prior to the Effective Time, the Company and its Board of Directors and any committee thereof shall take any and all actions (including but not limited to providing requisite notices to holders of Schedule 3.5(a) Company Options advising them of such cancellations and providing a means for the exercise of Section 3.5(a) Company Options on a cashless basis to the maximum extent possible pursuant to the terms of the Stock Plans) (A) as are necessary to fully advise holders of Schedule 3.5(a) Company Options of their rights under the applicable Stock Plans in connection with the Merger and (B) as are necessary to effectuate the provisions of this Section 3.5(a) under the terms of the Stock Plans. From and after the Effective Time, no holder of a Schedule 3.5(a) Company Option shall have any rights in respect thereof.
      Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to cause each holder of an outstanding option to acquire Company Common Stock issued under the Stock Plans or stock option agreements listed on Schedule 3.5(b) (each, a "Schedule 3.5(b) Company Option") to exercise in full his or her Schedule 3.5(b) Company Option (on a cashless basis to the maximum extent possible pursuant to the terms of such Stock Plans and stock option agreements, as applicable) and (ii) fully advise each holder of Schedule 3.5(b) Company Options of his or her rights under such Stock Plan or stock option agreements, as applicable, in connection with the Merger. To the extent that Section 3.5(b) Company Options exist at the Effective Time, such options shall by virtue of the Merger be exercisable solely for an amount (without interest) equal to the consideration the holder could have received hereunder had the holder exercised such option immediately prior to the Effective Time, which shall be in full cancellation and settlement of the Schedule 3.5(b) Company Option.
      All administrative and other rights and authorities granted under the Stock Plans or any stock option agreements to the Company, the Board of Directors or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.
    Phantom Stock and Warrants. In full satisfaction of the Company's obligations under the Voyager University Phantom Stock Plan effective as of January 1, 2002 and the agreements underlying Warrants, the holder of Phantom Stock and Warrantholders, as applicable, shall be treated as a Shareholder pursuant to Section 2.6. As a condition thereto, the Company shall cause the holder of Phantom Stock and each Warrantholder to acknowledge and agree in writing, in a form attached hereto as Exhibits F-1 and F-2, as applicable (each, an "Acknowledgement Form"), prior to Closing that by treating such holder of Phantom Stock or such Warrantholder as a Shareholder, such holder of Phantom Stock has no further rights under the Voyager University Phantom Stock Plan or such Warrantholder has no further rights under the agreements underlying the Warrants.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Merger Sub as follows (all references to Schedules in this ARTICLE IV are references to such Schedules in the Company's disclosure schedules delivered herewith):

    Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has delivered to Parent a complete and correct copy of its articles of incorporation and bylaws as amended to date (the "Company Charter Documents") and each agreement, trust, proxy or other arrangement among any Shareholders and the Company. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company does not own (directly, indirectly or beneficially or of record) an interest in any other Person. The minute books and stock records of the Company contain minutes reflecting all meetings of Shareholders, Board of Directors, and committees thereof. Such minutes and records accurately reflect in all material respects action taken at such meetings. The Company's minutes and stock records accurately reflect the record ownership of the Company's equity.
    Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock of which 9,142,117 Shares are issued and outstanding (none of which are held by the Company in its treasury), and there are 486,076 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options under the Stock Plans or other outstanding options or upon the exercise of the warrants ("Warrants") or other Convertible Securities to acquire shares of Company Common Stock or any other Convertible Securities, all as listed on Schedule 4.2. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights. All shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. Each of the Persons listed on Schedule 4.2 has represented to the Company that he, she or it is an Accredited Shareholder. Schedule 4.2 contains a true and complete list, as of the date hereof, of (i) the name of each holder of record of any and all outstanding Company Common Stock and Convertible Securities, and with respect to each such holder thereof: (y) the type and amount of underlying securities for which each Convertible Security are convertible into or exercisable for, and (z) the prices at which each outstanding Convertible Security may be exercised and the number of Convertible Securities outstanding at each such price. The Company shall update Schedule 4.2 as of the Effective Time. All shares of outstanding Company Common Stock and Convertible Securities were issued in material compliance with all Laws, including securities Laws. Except as set forth above, or as may be issued prior to Closing upon exercise of options or warrants referenced on Schedule 4.2, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any Convertible Securities, including any representing the right to acquire Company Common Stock and except as set forth on Schedule 4.2, no shares of Company Common Stock or Convertible Securities are reserved for issuance or are outstanding. The Company is not, and at Closing will not be, subject to Part 13 of the TBCA (the "Texas Business Combination Law") restricting "business combinations" with "affiliated shareholders" (each as defined therein), and the Texas Business Combination Law will not apply to Parent, Merger Sub or any of their affiliates with respect to this Agreement or any of the Transactions.
    Authority.
      The Company has all necessary corporate power and authority to execute and to deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the "Bankruptcy and Equity Exception").
      The Company's Board of Directors has at least one day prior to the date of this Agreement duly adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions and (ii) recommending that each of the Regular Shareholders of the Company accept the Aggregate Per Share Consideration and adopt this Agreement. The actions of the Board of Directors and the Company's Shareholders identified in this Section 4.3 satisfy in full the requirements of the TBCA with respect to actions of the Board of Directors and the Company's Shareholders in connection with the Merger, this Agreement and the Transactions.
      The affirmative vote (in person or by proxy or by written consent) of the holders of a majority of the outstanding Shares in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company that is necessary to adopt this Agreement and to approve the Transactions.
      The information expressly supplied by the Company to Parent for inclusion or incorporation by reference into the Joint Statement did not and on the date that it is sent to the Shareholders will not and on the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information contained in the Joint Statement pertaining to the Shareholders meeting will comply with the TBCA; provided, however, that no representation is made as to the validity of the private placement of ProQuest Common Stock. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any statements expressly made or incorporated by reference into the Joint Statement based on information supplied in writing by Parent or Merger Sub.
    Consents and Approvals; No Violations.
      Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iii) consents or waivers referred to in Schedule 4.4, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or other Person are necessary for the consummation by the Company of the Transactions, other than such other consents or approvals, filings, declarations or registrations as part of contracts not material to the Company that, if not obtained, made or given, would not reasonably be expected to have a Company Material Adverse Effect.
      Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Schedule 4.4 are obtained, compliance with the HSR Act, and that the filings referred to in Schedule 4.4 are made, (x) result in the creation of any lien, claim, security interest or other encumbrance ("Lien") on the assets of the Company other than a Lien created by Parent or Merger Sub as a result of the consummation of the Transactions, or violate, conflict with or require the consent, approval, exemption or other action under, any Law, or order of any Governmental Entity applicable to the Company, or (y) violate, conflict with or constitute a breach or default (or create any condition which with the passage of time or the giving of notice would cause such a breach or default), or require the consent, approval, exemption or other action under, or result in the creation of a Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement to which the Company is a party that is material to the Company.
    Financial Statements.
      The Company has delivered to Parent copies of (i) the audited balance sheets of the Company as of March 31, 2002, March 31, 2003 and March 31, 2004 and the related statements of operations, shareholders' equity and cash flows of the Company for the twelve month periods then ended and (ii) the unaudited balance sheet of the Company as of September 30, 2004 and the related statements of operations, shareholders' equity and cash flows of the Company for the six month period ended September 30, 2004 (the "Unaudited Financial Statements" and with the audited financial statements described in clause (i), collectively, the "Financial Statements"). Except as set forth on Schedule 4.5, each of the Financial Statements has been prepared in accordance with the books and records of the Company, as of the date and for the period indicated, and in accordance with GAAP, consistently applied for the periods presented, and presents fairly in all material respects the financial position, statements of operations and cash flows of the Company as at the date and for the period indicated, subject in the case of the Unaudited Financial Statements to the absence of footnote disclosures and changes that will result from year-end adjustments, which are not material.
      For the purposes hereof, the audited balance sheet of the Company as of March 31, 2004 is referred to as the "Balance Sheet" and March 31, 2004 is referred to as the "Balance Sheet Date").
      The books and records of the Company are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in all material respects on the Financial Statements.
      Schedule 4.5(d) sets forth a list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon and lists the names and account identification numbers, if any, of all Persons holding powers of attorney or agency authority from the Company and a summary of terms thereof.
    No Undisclosed Liabilities. Except as set forth on Schedule 4.6 or as reflected or reserved against on the unaudited balance sheet of the Company as of September 30, 2004 (the "September Unaudited Balance Sheet"), which is included in the Financial Statements, the Company has no indebtedness, obligation or liability of any kind that would be required to be reflected or reserved against on a balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the Balance Sheet (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) (A) under this Agreement or (B) otherwise incurred in connection with the Transactions and which constitute Company Expenses and, in the case of this clause (B), as set forth on Schedule 4.6, or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
    Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.7, since the Balance Sheet Date, (i) the business of the Company has been conducted in the ordinary course of business, or, from and after the date of the September Unaudited Balance Sheet, otherwise in accordance with Section 6.1(a) and (ii) no events or conditions have occurred or exist that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
    Legal Proceedings. Except as set forth on Schedule 4.8, there are no (i) pending legal or administrative proceedings, investigations, arbitrations, claims, suits, or actions against the Company or (ii) to the knowledge of the Company, threatened legal or administrative proceedings, investigations, arbitrations, claims, suits, or actions against the Company that, if there were an adverse outcome, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.8, there is no injunction, writ, order, judgment, ruling or decree ("order") imposed upon the Company by any Governmental Entity.
    Compliance with Applicable Law; Permits. The Company is in, and has been in, compliance with all laws, statutes, ordinances, codes, rules, regulations and orders of Governmental Entities (collectively, "Laws") applicable to the Company, except for such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. The Company holds all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities that are required to operate its businesses (collectively, "Permits"), except where the failure to hold such Permits would not reasonably be expected to have a Company Material Adverse Effect.
    Tax Matters. Except as set forth on Schedule 4.10:
      After giving effect to all extensions of time, all Tax Returns required to be filed by, or with respect to, the Company have been filed, all such Tax Returns are true and correct in all material respects and all Taxes that were shown to be due on such Tax Returns have been paid, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have a Company Material Adverse Effect.
      The Company has given, or otherwise made available to Parent, correct and complete copies of all income, franchise and other material Tax Returns, examination reports and statements of deficiencies relating to the Company for periods ending, or transactions consummated, after July 1, 2000.
      The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
      There is no dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such Governmental Entity.
      The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.
      The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
      The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date. During the five-year period ending on the date hereof, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
    Employee Benefits.
      Schedule 4.11 lists each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), to which the Company contributes (as a "contributing sponsor," as defined in Section 4001(a)(13) of ERISA, and that are subject to Title IV of ERISA) or is obligated to contribute thereunder with respect to employees of the Company (each, a "Company Plan"). The Company is not now and has never been a member of a controlled group or affiliated group within the meaning of Internal Revenue Code Sections 414(b), (c) or (m).
      Except as set forth on Schedule 4.11, the Company does not sponsor or maintain any material bonus plans, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, or scholarship programs and the Company is not obligated to contribute to any such program, policy or arrangement for the benefit of current or former employees of the Company. The Company has never maintained or contributed to a defined benefit pension plan of any kind, including a multi employer plan as defined in ERISA. The Company does not now and never has provided benefits to any retired or terminated employees, other than benefits which are legally mandated, such as COBRA.
      The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the United States Internal Revenue Service with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan.
      Except as set forth on Schedule 4.11, each of the Company Plans has been funded and maintained in material compliance with its terms and all provisions of applicable Law. No Company Plan is under audit or has been notified of an audit by any governmental agency. Other than ordinary benefit claims, no actions have been brought or threatened by any person, seeking benefits or penalties.
      Except as set forth on Schedule 4.11, the Transactions do not trigger "change in control" payments under Company compensation arrangements.
    Labor.
      The Company is not a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to employees of the Company. To the knowledge of the Company, there has been no organizing activities involving the Company or any of its affiliates with any labor organization or group or employees of the Company or any of its affiliates.
      There are no strikes, work stoppages, lockouts or arbitrations against the Company that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, none of the foregoing are pending. Except as set forth on Schedule 4.12, there are no unfair labor practice charges, grievances or complaints filed with any Governmental Entity based on the employment or termination by the Company of any individual that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, none of the foregoing are pending.
      To the knowledge of the Company, no executive or key employee of the Company intends to terminate employment with the Company, whether or not as a result of the consummation of the Transactions.
    Intellectual Property.
      Set forth on Schedule 4.13(a) is a list of all Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, and pending applications for registration of Copyrights owned or filed by the Company.
      Except as set forth on Schedule 4.13(b), the Company owns or has licenses to use all material Intellectual Property used by the Company in the ordinary course of business.
      The material Intellectual Property owned by or licensed to the Company includes all of the material intellectual property rights necessary to enable the Company to conduct its business in the manner in which it is currently being conducted.
      Except as set forth on Schedule 4.13(d), the material Intellectual Property owned by the Company and the Company's products and services in connection with its business as currently conducted do not infringe or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other right of any Person under the Laws of the United States (including any jurisdiction thereof), nor, to the Company's knowledge, any foreign jurisdiction.
      To the Company's knowledge, no material Trade Secret or any other non-public, proprietary information material to the business of the Company as currently conducted has been disclosed by the Company to any employee or third party other than pursuant to a nondisclosure agreement or similar written obligation restricting the disclosure and use of such Trade Secrets and information.
      Except as set forth on Schedule 4.13(f), to the Company's knowledge, no Person is infringing, violating, misusing or misappropriating any Intellectual Property, and no such claims have been made in writing against any Person by the Company.
      Except as set forth on Schedule 4.13(g), the material Intellectual Property is not the subject of any pending action, suit, arbitration, mediation, or proceeding to which the Company is a party or any other written claim received by the Company that involves a claim of infringement, unauthorized use or violation by any Person against the Company or challenging the ownership, use, validity or enforceability of any material Intellectual Property.
      There are no orders or arbitration awards to which the Company is a party or by which the Company is bound that restrict the Company's right to use any material Intellectual Property.
      Set forth on Schedule 4.13(i) is a list of (i) all Software that is owned exclusively by the Company and (ii) all material Software used by the Company that is not exclusively owned by the Company, excluding Software licensed under a shrink-wrap or click-through agreement on reasonable terms for a per-seat license fee of no more than $1,000.
      All of the Patents listed on Schedule 4.13(a) have been validly issued.
    Material Contracts.
      Set forth on Schedule 4.14(a) is a list of the following contracts to which the Company is a party or by which the Company is bound as of the date of this Agreement (collectively, the "Material Contracts"): (i) all contracts with the Company's customers that involve purchases over $1,000,000; (ii) all contracts, other than employment contracts, with any current officer or director of the Company; (iii) all employment or consulting contracts (other than any at-will agreements) for employees, officers, directors or consultants; (iv) all contracts that grant a right of first refusal or similar right with respect to any assets of the Company or any direct or indirect economic interest in the Company in favor of any third party; (v) all contracts for the sale or disposition of any assets of the Company, or contracts for the sale or disposition of assets to the Company, that have continuing obligations on the part of the Company, other than agreements entered into in the ordinary course of business; (vi) all joint venture contracts to which the Company is a party; (vii) all contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area; (viii) all contracts that restrict the Company in the pricing of its products or services, in the types of products or services produced or sold or from operating in a geographic area; (ix) all contracts in which the Company has granted exclusive rights to another party; (x) all material Intellectual Property Licenses; (xi) all executory contracts relating to the acquisition by the Company of any operating business, substantially all of the assets or the capital stock of any other Person; (xii) all contracts relating to indebtedness for borrowed money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company; (xiii) any guarantees, suretyships, indemnification and contribution agreements provided by the Company; (xiv) any other contract that involves the payment by the Company, or contemplates an exchange of value, of more than $250,000 in the aggregate or $100,000 annually and are not cancelable by the Company without penalty on ninety (90) days notice or less; (xv) any agreements with Shareholders, (xvi) any agreements with any Person relating to a right to acquire or ownership of the Company's capital stock, or any voting interests, voting agreements or similar agreements with respect to any capital stock of the Company; or (xvii) all agreements with change of control or termination provisions that are triggered by the Transactions.
      Set forth on Schedule 4.14(b) is a list of each contract that the Company has with an affiliate of the Company, as of the date hereof.
      Except as set forth on Schedule 4.14(c), all of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Company, and, to the knowledge of the Company, the other parties thereto, in all material respects. Except as set forth on Schedule 4.14(c), (i) the Company is not in default (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default) under any Material Contract and (ii) to the Company's knowledge, no other party to any Material Contract is in default (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default) under any Material Contract. Parent has been supplied with a complete and correct copy of all Material Contracts, including all amendments and modifications thereto, as of December 11, 2004. Except as provided in Schedule 4.4, the consummation of the Transactions will, without notice, consent or approval of any party, not constitute a breach of, or violation of, or default under any material provision of any Material Contract.
    Insurance. Set forth on Schedule 4.15 is a list of all material policies of insurance by which the Company's assets or business activities are covered as of the date of this Agreement. Except as set forth on Schedule 4.15, all such policies are in full force and effect in all material respects and there are no claims pending as of the date hereof under any of such policies where underwriters have reserved their rights or disclaimed coverage under such policy. To the Company's knowledge, such insurance is maintained with amounts and deductibles and/or self-insured retentions as are customarily maintained by entities engaged in business of the same type and size as the Company.
    Accounts Receivable. All outstanding accounts receivable of the Company are and (if not collected prior to the Closing Date) will be on the Closing Date valid claims against account debtors for goods or services delivered or rendered in the ordinary course of business and as a result of bona fide transactions. The Company maintains accruals for refunds and returns in accordance with GAAP.
    Product Warranty. All products manufactured, distributed, shipped or sold by the Company and any services rendered by the Company have been in conformity with all applicable contractual commitments, all expressed or implied warranties made by the Company and all applicable Laws, except where the failure to be in conformity with such warranties or contractual commitments would not reasonably be expected to have a Company Material Adverse Effect.
    Customers and Suppliers. All contracts or agreements with customers, licensors, licensees and suppliers of the Company were entered into by or on behalf of the Company in the ordinary course of business and on an arms-length basis with the other party thereto. Set forth on Schedule 4.18 is an accurate, correct and complete list of the ten (10) largest customers and licensees and ten (10) largest suppliers and licensors of the Company, determined on the basis of revenues from items sold or licensed (with respect to customers or licensees) or costs of items purchased or licensed (with respect to suppliers or licensors) for each of the last two (2) fiscal years ended March 31, 2003 and March 31, 2004 and the six (6) months ended September 30, 2004. The Company is not aware that any officer or employee has made payments or expenditures to obtain or retain business or obtain favorable treatment from vendors, other than the customary business entertainment.
    Assets. The Company has sufficient right, title and interest in, and has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or reflected in the Unaudited Financial Statements or acquired after the date thereof (collectively, the "Company Assets"), free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Unaudited Financial Statements and except for the Liens set forth on Schedule 4.19. The Company Assets constitute all of the assets used to conduct the Company's business as presently conducted. The Company does not own any real property.
    Finders or Brokers. Except for Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Company and constitute a Company Expense, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
    Internal Controls. Except as set forth on Schedule 4.21, the Company's records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company's accountants; provided, however, that the Company has not prepared its internal control documentation in contemplation of meeting the requirements of the Sarbanes Oxley Act of 2002, the Public Accounting Oversight Board, and the rules and regulations promulgated in connection therewith. Except as set forth on Schedule 4.21, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
    Certain Interests. No executive officer or director of the Company and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such executive officer or director has any direct or indirect financial interest in any competitor, supplier (including licensors), manufacturer, representative, distributor or customer of the Company (except for any such ownership or interest resulting from the ownership of less than one percent (1%) of equity securities in a public company). To the Company's knowledge, no executive officer or director of the Company or Shareholder that owns five (5%) or more of the outstanding Shares owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company leases or has a license to use in the conduct of its business (except for any such ownership or interest resulting from the ownership of five percent (5%) or less of equity securities in a public company). Schedule 4.22 sets forth all of the directors and executive officers of the Company and Shareholders that own five percent (5%) or more of the outstanding Shares.
    No Other Representations or Warranties. Except for the representations and warranties set forth in this ARTICLE IV, the Company is not making any other representations or warranties, written or oral, statutory, express or implied, with respect to the Company, or the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company or the negotiation, execution, delivery or performance of this Agreement by the Company. Merger Sub and Parent acknowledge that, except as expressly provided in this Agreement, the Company has not made, and the Company hereby expressly disclaims and negates, and Merger Sub and Parent hereby expressly waive, any representation or warranty, express, implied, at common law, by statute or otherwise relating to, and Merger Sub and Parent hereby expressly waive and relinquish any and all rights, claims and causes of action against the Company and its representatives in connection with, the accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to Parent and Merger Sub and their respective representatives by or on behalf of the Company. Without limiting the foregoing, the Company is not making any representation or warranty to Merger Sub or Parent with respect to (a) the information set forth in the Company Confidential Offering Memorandum dated July 2004 distributed by Morgan Stanley & Co. Incorporated or (b) any financial projection or forecast relating to the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company. With respect to any projection or forecast delivered on behalf of the Company to Merger Sub or Parent or their respective representatives, Merger Sub and Parent acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) each is familiar with such uncertainties, (iii) each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) each shall have no claim against the Company or its affiliates with respect thereto. The foregoing provisions do not apply to any information that has been included in this Agreement (or the Company's disclosure schedules delivered herewith) or the Financial Statements.

  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company as follows (all references to Schedules in this ARTICLE V are references to such Schedules in the disclosure schedules of Parent and Merger Sub delivered herewith):

    Organization. Each of Parent and its subsidiaries, including without limitation, Merger Sub (each a "Parent Sub" and together with Parent, the "Parent Entities"), is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent has delivered to the Company a complete and correct copy of its certificate of incorporation and bylaws as amended to date ("Parent Charter Documents"), and has caused to be delivered to the Company a complete and correct copy of the constituent documents of each of PQILC and Merger Sub. Each Parent Entity is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent's or Merger Sub's ability to consummate the Transactions.
    Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors, and adopted by the stockholders of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
    Capitalization. As of October 2, 2004, the authorized capital stock of Parent consists of 50,000,000 shares of ProQuest Common Stock of which, as of October 2, 2004, 28,586,706 shares are issued and outstanding (none of which are held by Parent in its treasury). As of October 2, 2004, there were 3,826,000 shares of ProQuest Common Stock reserved for issuance upon the exercise of outstanding options under Parent's 1995 Non-Employee Director Stock Option Compensation Plan, the 1995 Employee Stock Option Plan, and the 2003 ProQuest Strategic Performance Plan (collectively, the "ProQuest Stock Plans"). All issued and outstanding shares of ProQuest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights. All shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights, and all shares of outstanding ProQuest Common Stock were issued in material compliance with all Laws, including securities Laws. All shares of ProQuest Common Stock to be issued pursuant hereto will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. Such shares will be issued in material compliance with Laws, including securities Laws. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the ProQuest Stock Plans.
    Consents and Approvals; No Violations.
      Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA, and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act, Securities Act of 1933, as amended, the Exchange Act and the New York Stock Exchange, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations as part of contracts not material to Parent or Merger Sub that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Transactions.
      Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the charter or corresponding constituent document or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Schedule 5.4 are obtained, compliance with the HSR Act, and the filing referred to in Schedule 5.4 are made, (x) result in the creation of any Lien on the assets of Parent or any of its subsidiaries including Merger Sub as a result of the consummation of the Transactions or violate, conflict with or require the consent, approval, exemption or other action, under any Law or order of any Governmental Entity applicable to Parent or any of its subsidiaries including Merger Sub, or (y) violate, conflict with or constitute a breach or default (or create any condition which with the passage of time or the giving of notice would cause such a breach or default), or require the consent, approval, exemption or other action under, or result in the create of a Lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement to which Parent, Merger Sub or any of their respective subsidiaries is a party that is material to Parent or Merger Sub.
    Ownership and Operations of Merger Sub. Parent indirectly and beneficially owns all of the outstanding capital stock of PQILC, which indirectly and beneficially owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
    SEC Documents; Financial Statements. Since January 3, 2004, each statement, report, definitive proxy statement, and other filing filed with the Securities and Exchange Commission (the "SEC") by Parent (collectively, the "Parent SEC Documents") complied in all material respects with the applicable requirements of the Exchange Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") fairly presents in all material respects the financial condition and results of the Parent and its consolidated subsidiaries as of their respective dates and for the periods indicated therein in accordance with GAAP consistently applied for the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC) . All documents required to be filed as exhibits to the Parent SEC Documents have been so filed. Parent has filed all statements and reports required to be filed with the SEC by the Exchange Act or regulations promulgated thereunder.
    Reporting and Listing. Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and files reports with the SEC on the EDGAR System. The ProQuest Common Stock is registered pursuant to Section 12(b) of the Exchange Act and the outstanding shares of ProQuest Common Stock are listed on the New York Stock Exchange, and Parent has taken no action designed to, or likely to have the effect of, terminating the registration of ProQuest Common Stock under the Exchange Act or de-listing the ProQuest Common Stock from the New York Stock Exchange, nor has Parent received any notification that the SEC or the New York Stock Exchange is contemplating terminating such registration or listing.
    Absence of Certain Changes or Events. Since October 2, 2004 ("Parent Balance Sheet Date"), (i) the business of Parent has been conducted in the ordinary course of business, and, from and after the date of this Agreement, otherwise in accordance with Section 6.1(b), and (ii) no events or conditions have occurred or exist that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
    No Undisclosed Liabilities. Except as reflected or reserved against on the balance sheet included in the Parent Financial Statements in Parent's quarterly report filed for the quarter ended October 2, 2004 (the "Parent Balance Sheet") Parent has no indebtedness, obligation or liability of any kind that would be required to be reflected or reserved against on a balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the Parent Balance Sheet (including the notes thereto), (ii) incurred after the Parent Balance Sheet Date in the ordinary course of business, (iii) (A) under this Agreement or (B) otherwise incurred in connection with the Transactions, or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
    Legal Proceedings. There are no (i) pending legal or administrative proceedings, investigations, arbitrations, claims, suits or actions against Parent or Merger Sub or (ii) to the knowledge of Parent, threatened legal or administrative proceedings, investigations, arbitrations, claims, suits or actions against Parent or Merger Sub that, if there were an adverse outcome, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
    Disclosure Controls. Based on its current evaluation of its disclosure controls and procedures, to its knowledge, Parent has not discovered (i) any significant deficiency or material weakness in the design or operation of its internal controls over financial reporting that is, individually or in combination with other such deficiencies or weaknesses, reasonably likely to result in a material misstatement of the Parent Financial Statements; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.
    Financing. Parent and Merger Sub have obtained financing commitments in the form of the executed commitment letter attached hereto as Exhibit G (the "Financing Commitments"), which subject to its terms and conditions provides for sufficient financing to consummate the Transactions. To Parent's knowledge, there are no facts or circumstances that would cause it to be unable to obtain financing in accordance with the terms of the Financing Commitments.
    Finders or Brokers. Except for Allen & Company and Berkery Noyes & Company, whose fees and expenses will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its subsidiaries.
    Investment Intention. Parent acknowledges and agrees that it is entering into this Agreement and consummating the Transactions for its own account, for investment purposes only, and not with a view to the distribution of any security (as such term is used in Section 2(11) of the Securities Act). Parent further acknowledges and agrees that it has knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Transactions, is capable of bearing the economic risks of the Transactions, and is able to bear a complete loss with respect to the Transactions.
    Parent's Financial Condition. No proceedings in bankruptcy, receivership or reorganization or involuntary arrangements with creditors regarding Parent are pending, or to Parent's knowledge, threatened, and Parent has made no assignment for the benefit of creditors. After consummation of the Transactions, Parent and the Surviving Corporation will be able to pay their debts as they become due in the ordinary course of business.
    Information to Be Supplied. Parent has reviewed the information with respect to Parent included or incorporated by reference into the Joint Statement and such information did not and on the date that it is sent to the Shareholders will not and on the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statements expressly made or incorporated by reference into the Joint Statement based on information supplied in writing by the Company.

  ADDITIONAL COVENANTS AND AGREEMENTS

    Conduct of Business.
      Conduct of Business by Company. Except as otherwise expressly contemplated or permitted by this Agreement, required by applicable Law or contemplated by Schedule 6.1(a), during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall conduct its business in all material respects in the ordinary course of business and (y) the Company shall not:
        (A) issue, sell or grant any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, or any warrants, options or rights to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options and Warrants that are outstanding on the date hereof and are identified in Schedule 4.2; (B) redeem, purchase or otherwise acquire any outstanding shares of capital stock, voting securities or equity interests of the Company, or any warrants, options or rights to acquire any shares of capital stock, voting securities or equity interests of the Company, except pursuant to commitments in effect as of the date hereof that are identified on Schedule 4.2; (C) split, combine, subdivide or reclassify any shares of capital stock of the Company or otherwise change the capitalization of the Company or (D) declare, set aside or effect any dividend or other distribution or payment with respect to its capital stock except a dividend of cash not to exceed $10,000,000 or which is approved by Parent as reasonably likely to result in the Company having Working Capital at Closing approximately equal to the Baseline Working Capital;
        incur any indebtedness for borrowed money or enter into any guarantee of indebtedness of another Person or enter into any lease or similar obligation which is required under GAAP to be treated as indebtedness or issue any letters of credit or pay any prepayment penalty with respect to the foregoing in excess of $5,000,000 in the aggregate;
        sell, lease, encumber, dispose of, or suffer any Lien on, any properties or assets to any Person, except (A) sales, leases, rentals, disposals, Permitted Liens and licenses in the ordinary course of business, (B) pursuant to contracts or agreements in force at the date of this Agreement that are expressly identified on Schedule 6.1(a)(iii) or (C) dispositions of obsolete or worthless assets;
        make, or become legally committed to make, capital expenditures in excess of $1,000,000 in the aggregate for the Company, except in the ordinary course of business;
        make voluntary investments in or acquisitions (by purchase of securities or assets, merger or consolidation, or otherwise) of other Persons, businesses or divisions thereof for consideration in excess of $500,000 in the aggregate, for all such investments and acquisitions, except for acquisitions in settlement of outstanding debts or pursuant to bankruptcy or restructuring plans of entities of which the Company is a creditor;
        make loans or advances (other than travel and similar advances to its employees, and trade credit to customers, in the ordinary course of business) to any Person, except for those loans or advances not in excess of $100,000 in the aggregate without taking into account those amounts set forth on Schedule 6.1(a);
        (A) enter into, terminate or amend any Material Contract or other contract or agreement that is material to the Company, other than in the ordinary course of business, or (B) enter into or extend the term or scope of any contract or agreement that purports to restrict the Company from engaging in any line of business or in any geographic area;
        increase the compensation of any of its directors or executive officers or employees or enter into, establish or amend any employment, retention, change of control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director or executive officer, other than (A) as required pursuant to applicable Law or the terms of agreements or commitments in effect as of the date hereof and (B) increases in salaries, wages and benefits of employees (other than executive officers) not in excess of ten percent (10%) of any person's existing salary nor any increases that in the aggregate exceed $1,000,000 on an annualized basis, or otherwise made in the ordinary course of business;
        make any material Tax election or settle or compromise any material Tax liability or agree to an extension of a statute of limitations involving a material amount of Taxes;
        make any changes in financial or Tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;
        amend the Company Charter Documents;
        effect, implement or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than as contemplated hereby or acquisitions permitted under clause (v) above);
        settle or compromise any pending or threatened material litigation;
        pay, discharge or satisfy any claim, liability or obligation, in an amount in excess of $500,000 (in any one case) or $1,000,000 (in the aggregate), other than the payment, discharge, or satisfaction of any claim, liability or obligation reflected or reserved against in the Financial Statements or in the ordinary course of business; or
        agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect.
      Conduct of Business by Parent. Except as otherwise expressly contemplated or permitted by this Agreement or reflected in the Parent SEC Documents or required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless the Company otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), each of Parent and PQILC shall conduct its business in all material respects in the ordinary course of business and shall not acquire or agree to acquire any equity interest in all or any substantial portion of the assets of any business, corporation, partnership, association or other business entity if such action would reasonably be expected to result in a material delay of the consummation of the Merger.
    Other Offers.
      The Company shall cease, and shall direct its directors, officers, employees, investment bankers and other representatives to cease, and shall not knowingly permit such persons to have any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. The Company shall not, and shall direct its directors, officers, employees, investment bankers and other representatives not to, and shall not knowingly permit such persons to (i) solicit, initiate or knowingly encourage the initiation of any Takeover Proposal, (ii) enter into any agreement requiring the Company to abandon or terminate its participation in the Transactions, or (iii) participate in any discussions with any third party regarding, or furnish to any third party, any non-public information, or execute any agreement, in connection with any Takeover Proposal.
      Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors described in Section 4.3(b) hereof or (B) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) cause or authorize the Company to enter into any contract or agreement with respect to a Takeover Proposal.
    Commercially Reasonable Efforts.
      Subject to the terms and conditions of this Agreement, the Company and Parent each shall cooperate with the other and use (and Parent shall cause its subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions, provided that notwithstanding anything contained herein to the contrary, nothing in this Section 6.3 shall require Parent to agree to (1) the imposition of conditions or restrictions with respect to Parent's or its affiliates' businesses or the Transactions, (2) the divestiture of any of its or its affiliates' assets or the assets of the Company or (3) the expenditure of money by Parent to a third party in exchange for any approval, consent, registration, permit, authorization or other confirmation (other than (A) immaterial fees and (B) immaterial amounts required for legal, administrative, and similar fees related thereto). Subject to applicable Laws relating to the exchange of information and in addition to Section 6.3(c), the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Company or Parent and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party, the Company's Shareholders and/or any Governmental Entity in connection with the Transactions. Each of Parent and the Company shall have the right to approve in advance any proxy statements, offering memorandums or other materials, and any supplements or amendments with respect thereto, to be distributed to the Shareholders on or after the date hereof with respect to the Transactions (which approval shall not be unreasonably withheld or delayed). The Company and its officers and directors shall cooperate with, and provide reasonable assistance to, Parent in connection with Parent's obtaining the necessary financing to consummate the Transactions (which shall not include the payment of any amounts), including, without limitation, providing assistance from the Company's senior management in the preparation for, and participating in, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies. Parent shall promptly reimburse the Company on demand for any expenses incurred by the Company in relation thereto.
      In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten (10) business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
      Each of Parent and the Company shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any communications, orders or filings received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.
      In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the Transactions. Without limiting any other provision hereof, and subject to Section 6.3(a) Parent and the Company shall each use its commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any order that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).
      The Company shall provide the notices to third parties and use commercially reasonable efforts to obtain the consents listed on Schedule 6.3(e). Any amounts expended in connection with obtaining such consents shall constitute Company Expenses.
      Parent can delay exercising its rights under the Financing Commitments until January 31, 2005 solely to permit Parent to seek alternative funding and to seek amendments to its existing indebtedness solely as a result of or in connection with the Transactions contemplated hereby.
    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter (or in the event the initial press release cannot be agreed upon), except as may be reasonably believed by a party to be required by Law or by any applicable listing agreement with a national securities exchange, as determined in the good faith judgment of the party proposing to make such release, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the prior sentence, neither party shall issue a press release without first providing the other party with a copy of such press release as promptly as practicable and an opportunity to comment thereon prior to dissemination thereof.
    Access; Confidentiality. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to the officers, employees and other representatives of Parent, during normal business hours during the period prior to the Effective Time, reasonable access to its properties, books, contracts, commitments and records, and to its officers, employees and other representatives; provided that the Company shall not be obligated to provide such access to the extent the Company determines, in its reasonable judgment, that doing so would violate an obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege. Until the Effective Time, the information provided will be (i) used solely in connection with consummation of the Transactions and (ii) subject to the terms of the Confidentiality Agreement dated as July 30, 2004, by and between Parent and the Company (the "Confidentiality Agreement").
    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries, if any, that relate to the Transactions, (c) the occurrence or non-occurrence of any fact or event which could reasonably be expected: (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect or (iii) to result in, in the case of Parent, a material adverse effect on Parent's or Merger Sub's ability to consummate the Transactions and, in the case of the Company, a Company Material Adverse Effect, or (d) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall cure any breach or affect the representations, warranties, covenants or agreements of any party or the conditions to the obligations of any party hereunder.
    Director and Officer Indemnification and Insurance.
      From and after the Effective Time, the Surviving Corporation shall assume all obligations of the Company with respect to indemnification and exculpation of its directors and officers (the "Indemnitees") as provided in (x) the Company Charter Documents as currently in effect and (y) the indemnification agreements listed on Schedule 6.7, which shall survive the Merger and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, for the six (6) year period commencing immediately after the Effective Time, and except as prohibited by Law, the Surviving Corporation shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.
      For the six (6)-year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently (and any additional Persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such Persons than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage in all material respects with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed the current annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be reasonably available at an annual premium not to exceed 150% of the current annual premium.
      The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated or modified in such a manner from and after the Effective Time as to adversely affect the rights of any Indemnitee to whom this Section 6.7 applies unless the affected Indemnitee shall have consented to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7). The provisions of this Section 6.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
      In the event that Parent, the Surviving Corporation, or any of their respective successors or assigns, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.
      If the Company renews its director and officer liability insurance policies and key-man life insurance policies, as disclosed on items 2 and 3 under clauses (iii), (iv), and (vii) on Schedule 6.1(a), then the Company shall fully pay all amounts with respect to any such renewal prior to the Closing. If the Company renews or purchases a key-man life insurance policy, then the Company shall also fully pay the annual premiums under such policy, as disclosed on item 3 under clauses (iii), (iv), and (vii) on Schedule 6.1(a), prior to the Closing.
    Employee Matters.
      Parent shall, for a period of twelve (12) months immediately following the Closing Date, cause the Surviving Corporation and its subsidiaries to provide employees of the Company (the "Company Employees") generally with (i) the same overall level of base salary as in effect on the Closing Date and (ii) employee benefit plans, that are not materially less favorable, in the aggregate, than similar employee benefit plans provided by the Parent to its employees prior to the Closing Date, or, if of lesser value, the employee benefit plans of the Company.
      Parent or one of its affiliates shall recognize the service of the Company Employees with the Company prior to the Closing Date as service with Parent and its affiliates in connection with any employee benefit plans and employment policies (including vacations and holiday policies) maintained by Parent or one of its affiliates that are made available following the Closing Date by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals); provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its affiliates in which such Company Employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by the Company.
      Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) that is made available by Parent or one of its affiliates to Company Employees who are actively at work following the Closing Date, and (ii) if Company Employees become covered under any welfare benefit plan of Parent or one of its affiliates for part of the plan year that includes the Closing Date, Parent shall provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses actually paid by such employees under the employee benefit plans, programs and arrangements of the Company during the portion of the relevant plan year including the Closing Date.
    Financing.
      Parent shall use its commercially reasonable efforts to obtain and effectuate the financing contemplated by the Financing Commitments on the terms set forth therein, except that, in addition thereto, it may also seek funding which it reasonably believes is more advantageous to Parent. Parent agrees to notify the Company promptly if, at any time prior to the Effective Time, (i) the Financing Commitments expire or are terminated for any reason, (ii) any financing source that is a party to the Financing Commitments notifies Parent that such source no longer intends to provide financing to Parent or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain at Closing any of the financing as necessary to consummate the transactions contemplated by this Agreement. Parent shall not, and shall not permit any of its subsidiaries to, without the prior written consent of the Company, enter into any material transaction, including, without limitation, any merger, acquisition, joint venture, disposition or debt or equity financing that is reasonably expected to impair, delay or prevent the financing contemplated by the Financing Commitments. Parent shall not amend or alter, or agree to amend or alter, the Financing Commitments in any manner that is reasonably expected to impair, delay or prevent the Merger without the prior written consent of the Company.
      If the Closing has not occurred on or before the termination date of the Financing Commitments and this Agreement has not been properly terminated, Parent and Merger Sub will use commercially reasonable efforts to obtain, and if obtained will provide the Company with a copy of, either an extension of the Financing Commitments or a new financing commitment that, in either case, provides for at least the same amount of financing as the Financing Commitments as originally issued on terms (including funding conditions) not less beneficial in the aggregate to Parent compared to those included in the Financing Commitments as originally issued, and any such extension or new commitment shall include a termination date not earlier than the Walk-Away Date.
    Section 280G. Prior to the Effective Time, the Company will submit to, and use all reasonable efforts to obtain, a shareholder vote or written consent approving the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that could be deemed "parachute payments" under Section 280G of the Code, on the following terms and conditions interpreted in a manner which complies with Section 280G of the Code and the final regulations thereunder: (a) any such disqualified individual shall waive in advance the right to receive any payments contingent on the Merger solely to the extent required to comply with the final regulations if the requisite shareholder approval (as defined in Section 6.10(c) below) is not obtained, (b) shareholder approval will be timely solicited in form and substance and pursuant to such disclosure as will be sufficient to satisfy the shareholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code as interpreted under the final regulations, including the requirement that the Merger not be contingent, or otherwise conditioned, on shareholder approval of the waived payments, and (c) for such approval to be effective as to any such waived payment, shareholders representing more that seventy-five percent (75%) of the voting power of the Company will have approved such waived payment without counting as outstanding any Shares actually owned or constructively owned by or for such disqualified individual as determined under Treas. Reg. Section 1.280G-1, Q&A-7(a)(4).
    Shareholder Approval.
      As soon as practicable following the date hereof, the Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold (without adjournment) a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of seeking the approval of this Agreement and all of the Transactions as required under the TBCA. The Company Shareholder Meeting shall occur on a date no later than January 10, 2005. The Company shall, through its Board of Directors, recommend to the Regular Shareholders that they vote in favor of the Merger and this Agreement (the "Company Shareholder Approval"). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first two sentences of this clause (a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger.
      As soon as reasonably practicable but no later than five (5) business days after the date hereof, Parent and the Company shall prepare the Joint Statement, which shall include:
        a notice to Regular Shareholders of the Company Shareholder Meeting to approve the Transactions;
        all information that may be required to be given to the Regular Shareholders pursuant to the TBCA, including adequate notice of the Merger and information concerning dissenters' rights pursuant to the TBCA. Such Joint Statement shall also specify the address to which any notices concerning dissenters' rights must be sent and will request that a copy of such notice be sent to Parent at an address specified by Parent; and
        other information regarding Parent that shall be provided by Parent.
      The Company shall use its commercially reasonable efforts to cause the Joint Statement to be mailed to the Regular Shareholders as promptly as practicable after the date hereof but in any event no later than five (5) business days after the date hereof. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the final drafts of the Joint Statement and any supplements or amendments thereto.
      If prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to information supplied by the Company for inclusion in the Joint Statement, which is required by Law to be described in an amendment of, or a supplement to, the Joint Statement, the Company shall promptly notify Parent of such event or change, and the Company and Parent shall cooperate in the prompt preparation of an amendment or supplement to the Joint Statement and, as required by Law, to disseminate the information contained in such amendment or supplement to the Shareholders. If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to information supplied by Parent for inclusion in the Joint Statement, which is required by Law to be described in an amendment of, or a supplement to, the Joint Statement, Parent shall promptly notify the Company of such event or change, and the Company and Parent shall cooperate in the prompt preparation of an amendment or supplement to the Joint Statement and, as required by Law, to disseminate the information contained in such amendment or supplement to the Shareholders.

  CONDITIONS TO THE MERGER

    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
      No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity shall be in effect enjoining, restraining or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
    Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of each of the following additional conditions:
      Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of that date (other than those representations and warranties that address matters only as of a particular date which shall remain true and correct as of such date), except (i) for changes permitted by this Agreement or (ii) where breach or failure of such representations and warranties to be true and correct, individually or in the aggregate (without giving effect to any qualification or limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not reasonably be expected to have a Company Material Adverse Effect.
      Compliance with Agreement. The Company shall not have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it.
      Closing Certificate. The Company shall have delivered or caused to be delivered to Parent a certificate signed by the Chief Executive Officer or President of the Company, in such person's capacity as an officer and not individually, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) hereto have been fulfilled.
      Secretary Certificates. The Company shall have delivered or caused to be delivered to Parent a certificate executed by the corporate Secretary of the Company, in such person's capacity as an officer and not individually, certifying (i) the articles of incorporation of the Company, (ii) the bylaws of the Company, (iii) resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Articles of Merger, (iv) minutes of the meeting of shareholders in which the Merger was approved under the TBCA, (v) the names of the holders of all of the outstanding Phantom Stock and Warrants, (vi) the Shareholders of record and their respective Share amounts, (vii) holders of any unexercised Convertible Securities and underlying share amounts and exercise price information with respect thereto.
      Articles of Merger. The Company shall have delivered or caused to be delivered to Parent the Articles of Merger duly executed by the Company and such Articles of Merger shall have become effective under the TBCA.
      Escrow Agreement. The Company shall have delivered or caused to be delivered to Parent the Escrow Agreement duly executed by the Shareholders' Representative and the Escrow Agent.
      No Material Adverse Effect. No event or events shall have occurred that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.
      Dissenters' Rights. Regular Shareholders at the Effective Time representing not less than 95% of the outstanding Shares shall be precluded from exercising dissenter's rights under the TBCA.
      Employees. The employees and Shareholders listed on Schedule 7.2(i) hereof shall have entered into employment agreements with Parent in the form attached hereto as Exhibit H.
      Consents. All consents set forth on Schedule 7.2(j) shall have been obtained.
      [omitted].
      Opinion of Counsel to the Company. An opinion of counsel to the Company shall be delivered to Parent in the form attached hereto as Exhibit I.
      Convertible Securities. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that all outstanding Convertible Securities (other than those Convertible Securities, in the aggregate, that are exercisable for, convertible into or exchangeable for, up to 5,000 shares of the Company Common Stock in the aggregate) have either been exercised in full (by cashless exercise or otherwise) or canceled and terminated (without any further consideration or amounts (whether in the form of securities, cash or otherwise) payable with respect thereto or issuable thereunder after the Effective Time (other than amounts payable under Section 2.6)), effective as of the Effective Time.
      Phantom Stock. The Company shall have obtained an acknowledgement from the holder of Phantom Stock and each of the Warrantholders in the form of Exhibits F-1 and F-2 attached hereto.
      Regulatory Approvals. With respect to the regulatory approvals set forth on Schedule 7.2(o), all regulatory agencies shall have taken such action (including expiration of any waiting period) as may be required to permit the consummation of the Transactions and such actions shall remain in full force and effect.
      No Action. No action, suit or proceeding before any Governmental Entity shall be pending or threatened wherein an unfavorable order would prevent the carrying out of this Agreement or any of the Transactions, declare unlawful the Transactions, or cause such Transactions to be rescinded, or which would reasonably be expected to adversely affect in a material way the right of the Surviving Corporation to own, operate or control its assets.
      Noncompetition Agreements. The employees listed on Schedule 7.2(q) shall have entered into noncompetition agreements in the form attached hereto Exhibit J.
      Financing. The debt financing contemplated by the Financing Commitments shall have been funded on substantially the same terms as in the Financing Commitments.
      Company Expense Statements. The Estimated Company Expense Statements shall have been delivered to Parent by the Company.
      Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the TBCA.
    Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of each of the following additional conditions:
      Representations and Warranties. All of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of that date (other than those representations and warranties that address matters only as of a particular date which shall remain true and correct as of such date), except (i) for changes permitted by this Agreement or (ii) where breach or failure of such representations and warranties to be true and correct, individually or in the aggregate (without giving effect to any qualification or limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not be reasonably expected to have a material adverse effect on the aggregate value of the Closing Consideration.
      Compliance with Agreement. Neither Parent nor Merger Sub shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them where such breach or failure, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the aggregate value of the Closing Consideration.
      Closing Certificate. Parent shall have delivered or caused to be delivered to the Company a certificate signed by the Chief Executive Officer or President of Parent, in such person's capacity as an officer and not individually, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) hereto have been fulfilled. Merger Sub shall have delivered or caused to be delivered to the Company a certificate signed by the Chief Executive Officer or President of Merger Sub, in such person's capacity as an officer and not individually, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) hereto have been fulfilled.
      Secretary Certificates. Merger Sub shall have delivered a certificate executed by the corporate Secretary of Merger Sub, in his capacity as an officer and not individually, certifying (i) the charter of Merger Sub, (ii) the bylaws of Merger Sub, and (iii) resolutions of the Board of Directors of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Articles of Merger, in a form reasonably acceptable to the Company. Parent shall have delivered a certificate executed by the corporate Secretary of Parent, in his capacity as an officer and not individually, certifying resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement.
      Merger Consideration. Parent or Merger Sub shall have delivered or caused to be delivered the amounts constituting the Escrow Fund to the Escrow Agent and the Closing Consideration to the Paying Agent, each in the manner required to be delivered pursuant to Section 2.1 and Section 2.2, respectively.
      Articles of Merger. Merger Sub shall have delivered or caused to be delivered the Articles of Merger duly executed by Merger Sub.
      Escrow Agreement. Parent shall have delivered or caused to be delivered the Escrow Agreement duly executed by Parent and the Escrow Agent.
      Opinion of Counsel to Parent and Merger Sub. An opinion of counsel to Parent and Merger Sub shall be delivered to the Company in the form attached hereto as Exhibit K.

  TERMINATION

    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:
      By the mutual written consent of the Company and Parent.
      By either of the Company or Parent:
        if any Governmental Entity shall have enacted, promulgated, issued, entered, or enforced (A) a Law prohibiting the Merger or making the Merger illegal, or (B) an order or taken any other action, in each case, permanently enjoining, restraining or prohibiting the Merger and such order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable order was primarily due to the failure of such party to perform any of its obligations under this Agreement (including Section 6.3); or
        if the Closing does not occur on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent and Merger Sub on the one hand, or the Company on the other hand, if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.
      By the Company:
        if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall remain true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where breach or failure of such representations and warranties to be true and correct, individually or in the aggregate (without giving effect to any qualification or limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not have a material adverse effect on Parent's or Merger Sub's ability to consummate the Transactions, or (B) Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty (20) business days after Parent receives from the Company written notice of such inaccuracy, breach or failure.
      By Parent:
        if (A) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall remain true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where breach or failure of such representations and warranties to be true and correct, individually or in the aggregate (without giving effect to any qualification or limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not have a Company Material Adverse Effect, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within twenty (20) business days after the Company receives from Parent written notice of such inaccuracy, breach or failure.
    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, this Agreement shall forthwith become null and void (other than the provisions of the Confidentiality Agreement (subject to its terms), Section 8.2, Section 8.3, ARTICLE XI, all of which shall survive termination of this Agreement at any time), and there shall be no liability on the part of Parent or the Company or their respective directors, officers and affiliates, except (i) liability of the Parent and the Company as provided in Section 8.3, and (ii) nothing shall relieve any party from liability for fraud (including fraud in the inducement) or any willful breach of this Agreement.
    Expenses. All fees and expenses incurred by the parties in connection with this Agreement and the Transactions shall be borne solely and entirely by the party that incurred such fees and expenses, irrespective of whether or not the Transactions are consummated.

  INDEMNIFICATION

    Survival. All representations and warranties of each of the parties set forth herein shall survive the Closing Date and shall remain operative and in full force and effect for a period ending on March 31, 2006 (the "Indemnification Termination Date"). Any Claim pending on the expiration date of any applicable survival period for which an applicable notice has been given in accordance with this ARTICLE IX on or before such expiration date may continue to be asserted and indemnified against until finally resolved. All covenants and agreements contained in this Agreement which are to be performed post-Closing will survive the Closing in accordance with their terms. The representations and warranties in the Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of such party.
    Indemnification.
      Subject to Section 9.3 hereof, after the Closing, Parent and its affiliates shall be indemnified and held harmless, exclusively from any funds in the Indemnification Hold-Back (except in the case of clause (iii) below, in which case the Dissenters' Hold-Back shall be the first source of funds for any indemnifiable Losses), from and against:
        subject to Section 9.1, any and all losses, liabilities, obligations, damages, and out-of-pocket costs and expenses (including court costs, amounts paid in settlements, judgments, reasonable attorneys' fees and other expenses incurred in investigating and defending the same) (collectively, "Losses") based upon, attributable to or resulting from the breach or failure of any representation or warranty of the Company set forth in ARTICLE IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct as of the date made (other than those representations and warranties that address matters only as of a particular date to be true and correct as of such date);
        any and all Losses based upon, attributable to or resulting from the breach or failure of any covenant or other agreement on the part of the Company under this Agreement; and
        any Losses of the Company or of Parent arising from or in connection with the assertion or recovery by any Shareholder of the fair value, interest, and expenses or other amounts pursuant to dissenters' rights to appraisal exercised or purportedly exercised pursuant to the TBCA, excluding for this computation the amount per share such asserting or recovering Shareholder would have received as Per Share Dissenter Consideration pursuant to this Agreement.
      Subject to Section 9.3 hereof, after the Closing, Parent and Merger Sub jointly and severally agree to indemnify and hold harmless the Shareholders (and the Indemnitees in the case of subclause (ii) below) based upon, attributable to or resulting from the breach or failure of any covenant or other agreement on the part of either Parent or Merger Sub), from and against:
        Subject to Section 9.1 any and all Losses based upon, attributable to or resulting from the breach or failure of any representation or warranty of either the Parent or Merger Sub set forth in ARTICLE V hereof, or any representation or warranty contained in any certificate delivered by or on behalf of either the Parent or Merger Sub pursuant to this Agreement, to be true and correct as of the date made (other than those representations and warranties that address matters only as of a particular date to be true and correct as of such date); and
        any and all Losses based upon, attributable to or resulting from the breach or failure of any covenant or other agreement on the part of either Parent or Merger Sub under this Agreement.

      All indemnifiable Losses to be paid to the Shareholders pursuant to this Section 9.2(b) ("Indemnification Consideration") shall be delivered to the Paying Agent to be distributed to the Shareholders entitled to receive a portion of the consideration pursuant to ARTICLE III, which delivery to the Paying Agent shall satisfy in full any and all obligations that the Surviving Corporation, Parent or Merger Sub shall have to the Shareholders or the Shareholders' Representative with respect to the Indemnification Consideration.

      Solely for the purposes of determining the existence of a breach or failure of a representation and warranty for indemnification purposes and the computation of Losses pursuant to this ARTICLE IX, any requirement in a representation or warranty that an event, fact or condition be material or have a Company Material Adverse Effect or a material adverse effect on Parent's or Merger Sub's ability to consummate the Transactions, which is a condition to such event, fact or condition constituting an inaccuracy or breach of such representation or warranty, shall be ignored and all Losses arising out of the inaccuracy or breach of such representation or warranty shall be taken into account for purposes of determining the rights of the indemnified party to indemnification pursuant to this ARTICLE IX. This Section 9.2(c) shall not be deemed to modify the provisions of Section 7.2(a) and Section 7.3(a).
    Limitations on Indemnification.
      Notwithstanding anything in this Agreement to the contrary, all indemnifiable Losses to be paid after the Closing to Parent and its affiliates pursuant to this ARTICLE IX shall be paid solely out of any funds in the Indemnification Hold-Back (and with respect to any Losses arising under Section 9.2(a)(iii), the Dissenters' Hold-Back, as well as the Indemnification Hold-Back), which shall be the sole and exclusive sources of payment for any such indemnity.
      Except for Claims based on actual fraud, Parent and its affiliates shall not be indemnified and held harmless:
        unless and until the total amount of Losses to Parent and its affiliates finally determined to arise thereunder based upon, attributable to or resulting from the breach or failure of all representations, warranties, covenants and other agreements, exceeds, in the aggregate $1,000,000 (the "Deductible"), and then only to the extent that such Losses exceed the Deductible; provided, however, that this limitation does not apply to Losses arising under Section 9.2(a)(iii); and
        for any Losses in excess of the amount of any funds then remaining in the Indemnification Hold-Back.
      Except for Claims based on actual fraud, the Shareholders shall not be indemnified and held harmless:
        unless and until the total amount of Losses to the Shareholders finally determined to arise thereunder based upon, attributable to or resulting from the breach or failure of all representations, warranties, covenants and other agreements, exceeds, in the aggregate, the Deductible, and then only to the extent that such Losses exceed the Deductible; or
        for any Losses that exceed, in the aggregate, $5,000,000.
      No Shareholder shall be entitled to make any claim for indemnification or contribution against the Surviving Corporation, Parent or any of its affiliates by reason of the fact that such was a controlling Person, director, officer, manager, employee, agent or other representative of the Company (whether such claim is pursuant to any statute, charter, bylaw, contractual obligation or otherwise) with respect to any matter relating to or arising out of a matter which is subject to the provisions of Section 9.2(b).
      Nothing contained herein shall impair the ability of Parent or its affiliates to assert a claim against a Shareholder arising from a letter of transmittal or any accredited investor questionnaire delivered by a Shareholder in connection with the Transactions; provided, however, that any such claims shall be independent of any indemnity provided hereunder and the Company shall have no liability for claims against the Shareholders.
    Indemnification Procedures.
      In the event that any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding shall be instituted or any Claim, shall be asserted by any Person in respect of which payment may be sought under Section 9.2 hereof (regardless of the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party. Such notice shall to the extent reasonably known (i) identify specifically the basis under which indemnification is sought pursuant to Section 9.2, (ii) identify the provision(s) of this Agreement applicable to, and upon which, such indemnification claim is based and the facts surrounding the alleged breach or noncompliance by the Company of such provision(s), and (iii) enclose true and correct copies of any written document furnished to the indemnified party by the Person that instituted the Claim, if any. The indemnified party shall thereafter provide the indemnifying party reasonable access to the books, records, properties and personnel of the indemnified party as it reasonably requests for the purpose of investigating such Claim; provided, however, that such investigation and examination shall be during regular business hours and under reasonable circumstances. For all purposes of this ARTICLE IX, the Shareholders' Representative will act on behalf of the Shareholders in their capacity as indemnified parties or indemnifying parties. No Shareholder can seek indemnification hereunder except through the Shareholders' Representative.
      The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Claim that relates to any Losses indemnified against hereunder so long as:
        If an indemnifying party is deemed to be a Shareholder, the maximum amount of the Claim does not exceed thirty-seven percent (37%) of the amount remaining in the Indemnification Hold-Back which is not already subject to a Claim,
        If an indemnifying party is deemed to be a Shareholder, the Shareholders' Representative provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Shareholders' Representative will have the financial resources to defend against, negotiate, settle or otherwise deal with the Claim and fulfill the Shareholders' Representative's obligations hereunder, provided that the remaining portion of the Shareholders' Representative Hold-Back shall be given due consideration as a resource of the Shareholders' Representative,
        If an indemnifying party is deemed to be a Shareholder, the Claim does not relate to criminal conduct, involves only money damages and does not seek an injunction or other equitable relief,
        If an indemnifying party is deemed to be a Shareholder, the Shareholders' Representative confirms in writing the validity of the indemnification claim (without admission of liability as to the underlying claim) and the availability of the Escrow Funds with respect thereto, settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice adverse to the continuing business interests of the indemnified party; and
        the indemnifying party conducts the defense, negotiations, settlement or other dealings of the Claim actively and diligently.
      If Parent is the indemnifying party and is conducting the defense, negotiations, settlement or other dealings of the Claim, Parent will proceed actively and diligently and otherwise in a manner consistent with its historic course of conduct in dealing with similar actions or claims.
      If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim that relates to any Losses indemnified against hereunder, it shall within fifteen (15) days after the indemnified party has given notice of the Claim notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim that relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim; provided, however, that if the indemnified party defends, negotiates or otherwise deals with any Claim under such circumstances, the indemnified party shall not settle any Claim or make any admission of guilt or liability without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party assumes the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party, only if so requested by the indemnifying party to participate; and provided, further, that not more than one such counsel for all indemnified parties shall be provided in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding whether the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, the indemnified party to the extent not prohibited by contract or Law shall promptly supply to the indemnifying party copies of all material correspondence and documents relating to or in connection with such Claim and keep the indemnifying party reasonably informed of all developments relating to or in connection with such Claim (including, without limitation, providing to the indemnifying party on request updates and summaries as to the status thereof).
      So long as the indemnifying party deals with or otherwise is conducting the defense or negotiation of the Claim in accordance with Section 9.4(b), the indemnifying party shall not consent to the entry of any judgment, settle any Claim or make any admission of guilt or liability without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.
      In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, the indemnifying party in connection therewith), and (ii) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Claim (including reasonable attorneys' fees and expenses of one outside counsel) from the funds in the Indemnification Hold-Back.
      After any final decision or award shall have been rendered, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing, which sums shall be paid solely out of any funds in the Indemnification Hold-Back or by the Surviving Corporation, as applicable.
      The failure of the indemnified party to give reasonably prompt notice of any Claim or keep the indemnifying party reasonably informed thereof shall not release, waive or otherwise affect the indemnification obligations of the indemnifying party with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.
    Exclusive Remedy. Notwithstanding anything to the contrary contained herein, the indemnifications provided in this ARTICLE IX shall constitute the sole and exclusive remedies after Closing: (i) of the Parent and its affiliates with respect to all breaches and failures of representations, warranties, covenants and agreements hereof and the acts and omissions of the Company, and (ii) of the Shareholders with respect to all breaches and failures of representations, warranties, covenants and agreements hereof and the acts or omissions of Parent or Merger Sub, except in all cases that all remedies for fraud (including fraud in the inducement) shall be available. The parties agree that the pre-Closing covenants of the Company and Parent and Merger Sub in this Agreement will not survive the Closing, although the certificates delivered pursuant to Section 7.2(c) and Section 7.3(c) shall survive the Closing. Notwithstanding the foregoing, no party shall be liable to or otherwise responsible to any other party for punitive, consequential or special damages of any kind, except to the extent a successful third party Claim includes any of the foregoing.

  SHAREHOLDERS' REPRESENTATIVE

    Appointment of the Shareholders' Representative.
      At the Effective Time, and without any further act of any Shareholder, R. Best Associates, Inc., a Texas corporation, shall be deemed appointed by the Shareholders, by their approval of the Merger or their tender of Certificates of Company Common Stock and the delivery of the letter of transmittal, as agent and attorney-in-fact (the "Shareholders' Representative") for each Shareholder (except for any Dissenting Shareholders), for and on behalf of the Shareholders, to take such actions and exercise such discretion as is required of the Shareholders' Representative pursuant to the terms of this Agreement, or deemed necessary or advisable by the Shareholders' Representative in connection herewith, and any related document or instrument (and any such actions shall be binding on each Shareholder) including without limitation the following:
        to give and receive communications and notices, to execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents that the Shareholders' Representative deems necessary or appropriate in connection with the consummation of the Transactions or related thereto;
        to negotiate, agree to, and enter into settlements and compromises with respect to all matters herein or related thereto;
        to waive any breach, right, failure, default or condition precedent under the Agreement;
        to receive service of process in connection with any claims under this Agreement or any related document or instrument;
        to perform the obligations and exercise the rights of all Shareholders under this ARTICLE X, as well as any other obligations or rights expressly allocated to the Shareholders' Representative under this Agreement and any related document or instrument, including the settlement of claims and disputes with the Parent or its affiliates;
        to instruct the Escrow Agent, upon the terms of the Escrow Agreement, to distribute any funds in the Escrow Fund to any indemnified party in respect of Losses for which such indemnified party is believed by the Shareholders' Representative to be entitled to indemnification under this Agreement, to distribute any Adjustment Amount to Parent pursuant to Section 2.4(e), and to release any amounts to the Shareholders pursuant to ARTICLE II and ARTICLE III;
        to accept service of process on behalf of the Shareholders;
        to act on behalf of the Shareholders with respect to any matter arising under or in connection with ARTICLE IX;
        to take all actions necessary or appropriate in the judgment of the Shareholders' Representative to accomplish the foregoing.
      The Shareholders' Representative shall not be liable for any act done or omitted hereunder as the Shareholders' Representative while acting in good faith and in the exercise of reasonable judgment. No bond shall be required of the Shareholders' Representative and the Shareholders' Representative shall not receive any compensation for its services, except as provided in Section 10.1(c) below. The Shareholders' Representative shall be conclusively deemed to have acted in good faith and in the exercise of reasonable judgment with respect to any act done or omission to act if the act or omission occurred in reliance by the Shareholders' Representative upon the advice of counsel or other professional advisors. A decision, act, consent or instruction of the Shareholders' Representative shall constitute a decision for all Shareholders hereunder and shall be final, binding and conclusive upon each Shareholder, and the Escrow Agent, the Parent, and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of all Shareholders. Notice to the Shareholders' Representative shall be deemed notice to all holders of Company Common Stock for purposes of this Agreement. The power and authority of the Shareholders' Representative, as described in this Agreement, is coupled with an interest, irrevocable and shall continue in force until all rights and obligations of the Parties have terminated, expired or been fully performed. The Surviving Corporation is hereby relieved from any liability to any Person for any acts done in accordance with such decision, act, consent or instruction of the Shareholders' Representative.
      The Shareholders shall severally, but not jointly, on a pro rata basis in proportion to the amount of consideration received by them, reimburse the Shareholders' Representative first, out of any funds in the Shareholders' Representative Hold-Back, and then individually, for any and all Losses, fees, costs and expenses incurred in connection with the acceptance and administration of the Shareholders' Representative's duties hereunder, including, without limitation, the fees and expenses of legal counsel or other advisors incurred in connection with any matter arising pursuant to this ARTICLE X. Notwithstanding any other provision hereof, the Shareholders' Representative shall not be required to incur any costs or expenses in furtherance of its obligations hereunder from its own funds unless and until it shall have received an undertaking, satisfactory to it in its sole discretion, from the Shareholders to reimburse it for all Losses, fees, costs and expenses so incurred.
      Removal of Shareholders' Representative. Subject to the appointment and acceptance of a successor of the Shareholders' Representative as provided below, the Shareholders' Representative may be removed at any time with or without cause by action of the Shareholders who represent a majority of the Shares immediately prior to the Effective Time. Upon such removal, the Shareholders who represented a majority of the Shares immediately prior to the Effective Time shall appoint a successor Shareholders' Representative, which successor shall be reasonably acceptable to Parent. If no successor shall have been appointed by the Shareholders and have accepted such appointment within twenty (20) days after the Shareholders' Representative's removal, then the Shareholders' Representative may, on behalf of the Shareholders, appoint a successor, which shall be reasonably acceptable to Parent. During any vacancy, the Shareholders' Representative may fully act in accordance with the terms of this Agreement. Upon the acceptance of any appointment as the Shareholders' Representative hereunder, such successor Shareholders' Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Shareholders' Representative.
      Each Shareholder that is not an individual acknowledges that it shall not transfer all or substantially all of its assets, engage in any merger, consolidation, share exchange, reorganization or dissolution, or otherwise engage in any transaction which results in a change of control without obtaining an acknowledgement satisfactory to the Shareholders' Representative that the successor to such holder shall satisfy any obligations of such holder contained in this ARTICLE X.
      Except for a notice regarding the change of the Shareholders' Representative or with respect to dissenters' rights, Parent and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by any Shareholder unless given or made through the Shareholders' Representative.

  MISCELLANEOUS

    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the Transactions by Shareholders, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Transactions by Shareholders, there shall be no amendment or change to the provisions hereof that by Law would require shareholder approval without such approval.
    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that (i) Parent may assign the rights and obligations of Merger Sub to another, direct or indirectly, wholly-owned subsidiary of Parent that is a Texas corporation, and (ii) Parent and Merger Sub may collaterally assign this Agreement to their lenders in connection with obtaining the debt financing necessary to consummate the Transactions. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this section shall be null and void.
    Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.
    Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the exhibits and schedules hereto, and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of ARTICLE I (The Merger), ARTICLE II (Merger Consideration), ARTICLE III (Conversion of Company Common Stock; Appraisal Rights), ARTICLE IX (Indemnification), ARTICLE XI (Miscellaneous), and Section 6.7 (Director and Officer Indemnification and Insurance), is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.
    Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.
      This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, applicable to contracts made and to be performed entirely within the State of New York, except to the extent the TBCA is mandatorily applicable to the Merger.
      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any court of the United States located in the State of New York or in New York state court, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
      Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of New York.
      Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.
    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent or Merger Sub, to:

    ProQuest Company
    300 N. Zeeb Rd
    Ann Arbor, Michigan 48103
    Attention: Todd W. Buchardt
    Facsimile: (734) 997-4040

    with a copy (which shall not constitute notice) to:

    McDermott, Will & Emery LLP
    227 West Monroe Street, Suite 4700
    Chicago, Illinois 60606
    Attention: Grant A. Bagan, P.C.
    Facsimile: (312) 984-7700

    if to the Company or the Shareholders' Representative, to:

    R. Best Associates, Inc.
    2200 Ross Avenue, Suite 3800
    Dallas, Texas 75201
    Attention: Randy Best
    Facsimile: (214) 468-0717

    with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    200 Crescent Court, Suite 300
    Dallas, Texas 75201
    Attention: Mary R. Korby
    Facsimile: (214) 746-7777

    or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
    Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
    Definitions; Construction.
      As used in this Agreement, the following terms have the meanings ascribed thereto below:

      "Accredited Shareholder" shall mean any Shareholder, holder of Phantom Stock or Warrantholder that is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act as evidenced by the appropriate certifications of such Person to the Company and Parent. Accredited Shareholders shall not include any Shareholders who are not precluded at the Effective Time from asserting appraisal or dissenters rights under the TBCA.

      "Additional Consideration" shall mean, collectively, any amounts to be distributed pursuant to Section 2.4(e), the Working Capital Hold-Back Consideration, the Escrow Consideration, the Indemnification Consideration, the Shareholders' Representative Hold-Back Consideration, and the Dissenters' Hold-Back Consideration.

      "Adjustment Amount" shall mean the positive or negative amount obtained by subtracting Baseline Working Capital from Final Working Capital; provided, however, that if the absolute value of the Adjustment Amount is less than two percent (2%) of the Final Working Capital, the Adjustment Amount shall be deemed to be zero and neither Parent nor the Shareholders' Representative shall have any obligation to make any payment to the other pursuant to Section 2.4(e) or Section 2.4(f).

      "affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. After the Closing, the Company shall be deemed to be an affiliate of Parent.

      "Aggregate Exercise Amount" shall mean the sum of (i) the total of the aggregate exercise prices of all Warrants and (ii) the total of the aggregate exercise prices of all Cashless Exercise Options.

      "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

      "Average Closing Price" shall mean the average of the closing sale prices of ProQuest Common Stock (as adjusted for stock splits, dividends and the like) as reported on the NYSE for the ten (10) trading days ending upon and including the trading day immediately before the Closing Date.

      "Baseline Working Capital" shall mean an amount equal to $17,000,000.

      "business day" shall mean a day except a Saturday, a Sunday or other day on which the banks in the City of Dallas, Texas are authorized or required by Law to be closed.

      "Cashless Exercise Option" shall mean any Option that is exercised prior to the Closing pursuant to a written election to receive the Aggregate Per Share Consideration less the per share exercise price upon the Effective Time in lieu of each share of Company Common Stock otherwise acquirable thereunder.

      "Cashless Exercise Shareholder" shall mean a person who, at the Effective Time, holds a Cashless Exercise Option.

      "Company Expenses" shall mean the actual out-of-pocket costs and expenses incurred by the Company arising from the Transactions, including, without limitation, all legal, accounting, investment banking fees, transfer Taxes, any change of control payments payable as a result of the Transactions and any payments in connection with the cancellation, repurchase, expiration or extinguishment of any Convertible Securities, including, without limitation, any costs incurred or payments made by the Company pursuant to Section 3.5; provided, that Company Expenses shall not include any fees, charges, expenses or costs, including out-of-pocket costs, related to Parent's obtaining the necessary financing to consummate the Transactions.

      "Company Material Adverse Effect" shall mean a Material Adverse Effect on the Company.

      "Contingent Consideration" shall mean the additional cash consideration to be paid by Parent to the Paying Agent pursuant to Section 2.2(e).

      "Convertible Securities" shall mean all options, warrants, convertible or exchangeable securities, or rights providing for the issuance of any shares of capital stock and other securities of the Company that are directly or indirectly exercisable for, convertible into or exchangeable for, shares of Company Common Stock or other capital stock, voting securities or equity interest of the Company.

      "Copyrights" shall mean copyrights (including copyrights in Software), works of authorship, mask work rights, and moral rights.

      "Final Working Capital" shall mean Closing Working Capital: (i) as shown in Representative's Calculation if no notice of disagreement and Parent's Calculation with respect thereto are duly delivered pursuant to Section 2.4(b); or (ii) if a notice of disagreement and Parent's Calculation are delivered, (A) as agreed by Parent and the Shareholders' Representative pursuant to Section 2.4(c) or (B) in the absence of such agreement, as calculated based upon the Accounting Referee's report delivered pursuant to Section 2.4(c).

      "Fully Diluted Shares" shall mean all Shares issued and outstanding, or deemed issued and outstanding, at the Effective Time, including Dissenting Shares, any shares deemed to be held by the holder of Phantom Stock and the holders of Warrants and Cashless Exercise Options and any other outstanding Convertible Securities; provided, however, that to the extent any Options lapse and to the extent any claims for Dissenting Shares are settled, such underlying Shares shall be excluded from this definition.

      "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with past periods.

      "Governmental Entity" shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness Amount" shall mean, as of the Closing Date, the indebtedness for borrowed money of the Company outstanding at the Effective Time, and lease and similar obligations which under GAAP are required to be reflected as indebtedness, including, without limitation, indebtedness outstanding under that certain (i) credit agreement dated June 15, 2003, by and between the Company and Texas Capital Bank, National Association, as amended, (ii) Master Equipment Lease Agreement, dated as of February 19, 2004, by and between the Company and Texas Capital Bank, National Association, as amended and (iii) Equipment Master Lease Agreement, dated as of May 12, 2004, by and between the Company and N.J. Malin & Associates, L.P., which was subsequently assigned to Raymond Leasing Corp. Indebtedness Amount also includes, without duplication, any prepayment penalties, fees, guarantees or letters of credit obligations with respect to any of the foregoing. Indebtedness Amount shall include any amounts owed under the credit agreement referred to in clause (i), but shall not include the current portion of any leases arising under clauses (ii) and (iii).

      "Intellectual Property" shall mean all intellectual property rights owned or used by the Company, and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (a) Patents; (b) Marks; (c) Copyrights; (d) Trade Secrets; and (e) registrations and applications for registration of any and all of the foregoing in clauses (a) through (d).

      "Intellectual Property Licenses" shall mean (a) any grant to a Person of any right to use any Intellectual Property, whether by license, sublicense, agreement, consent, permission or otherwise, and (b) any grant to the Company of a right to use a third Person's intellectual property, whether by license, sublicense, agreement, consent or permission.

      "Joint Statement" shall mean the Joint Statement delivered to the Shareholders in connection with the Merger, together with any amendments or supplements thereto.

      "knowledge" shall mean, in the case of the Company, the knowledge of the Company's officers set forth on Schedule 11.10(a), and in the case of Parent, the knowledge of Parent's executive officers set forth on Schedule 11.10(b).

      "Marks" shall mean trademarks, service marks, trade names, trade dress, logos, corporate names and domain names, together with the goodwill associated therewith.

      "Material Adverse Effect" shall mean with respect to any party: (i) any change, circumstance or event that would materially hinder or delay such party's ability to consummate the Transactions, or (ii) any change, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, prospects, results of operations or condition (financial or otherwise) of such party, other than any change, circumstance or event resulting from changes in general economic conditions, the educational industry in general, hostilities, acts of war, sabotage or terrorism that do not have a materially disproportionate impact on such party, taken as a whole, with its subsidiaries.

      "Non-Accredited Shareholder" shall mean any Shareholder, holder of Phantom Stock or Warrantholder not included in the definition of "Accredited Shareholder."

      "NYSE" shall mean the New York Stock Exchange.

      "Option" shall mean any Schedule 3.5(a) Company Option or Schedule 3.5(b) Company Option.

      "ordinary course of business" shall mean the ordinary course of business of the Company or Parent, as applicable, consistent with past practice.

      "Parent Material Adverse Effect" shall mean a Material Adverse Effect on Parent.

      "Patents" shall mean patents and patent applications, including continuations, continuations-in-part, divisionals, extensions, re-examinations, renewals, substitutions and reissues and patents issuing thereon.

      "Permitted Liens" shall mean (a) Liens for Taxes that are not yet due and payable (including real estate taxes and assessments, both general and special, that constitute a Lien but are not yet due and payable), or, as identified on Schedule 11.10(c), which are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, (b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable or, as identified on Schedule 11.10(c) that are being contested in good faith by appropriate proceedings, and (c) other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the Company Asset affected by such Lien.

      "Per Share Dissenter Consideration" shall mean the Closing Consideration plus the Escrow Fund divided by the Fully Diluted Shares.

      "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Entity.

      "Phantom Stock" shall have the meaning ascribed to such term in the Voyager University Phantom Stock Plan, effective as of January 1, 2002.

      "ProQuest Stock Price" shall mean (i) $25.27, if the Average Closing Price is less than or equal to $25.27, (ii) the Average Closing Price, if such price is greater than $25.27 and less than $29.27, or (iii) $29.27, if the Average Closing Price is greater than or equal to $29.27.

      "Regular Shareholders" shall mean all Persons that own Company Common Stock.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Shareholders" shall mean the Cashless Exercise Shareholders and the Regular Shareholders.

      "Software" shall mean (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation including user manuals and other training documentation related to any of the foregoing.

      "Stock Plans" shall mean the following plans of the Company: Stock Option Plan effective July 1, 1996, Amended and Restated Stock Option Plan effective July 1, 1999, Amended and Restated Stock Option Plan effective May 1, 2000, Second Amended and Restated Stock Option Plan effective December 12, 2001, and Third Amended and Restated Stock Option Plan effective September 17, 2003.

      "Takeover Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent and its subsidiaries) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company (excluding sales of assets in the ordinary course of business), (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning ten percent (10%) or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any assets of the Company; in each case, other than the Transactions, or any similar transaction that would adversely impact the Transactions.

      "Tax" or "Taxes" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to taxes, including all interest, penalties and additions imposed with respect to such amounts.

      "Tax Returns" shall mean all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

      "Trade Secrets" shall mean confidential and proprietary information, including trade secrets, know how, discoveries, concepts, ideas, formulae, inventions (whether or not patentable), compositions, manufacturing and production processes and techniques, data, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

      "Trading Day" shall mean a day on which the New York Stock Exchange, Inc. is open for trading and on which shares of ProQuest Common Stock are traded.

      "Transactions" shall mean the transactions contemplated by this Agreement, including the Merger.

      "Walk-Away Date" shall mean February 7, 2005.

      "Working Capital" shall mean the current assets minus the current liabilities of the Company, including, without duplication, the Aggregate Exercise Amount, all Company Expenses not paid prior to the Effective Time and not reflected in the Estimated Company Expense Statements and all declared but unpaid dividends or distributions, in each case as determined in accordance with GAAP, as provided in Section 2.4(a). Working Capital shall not reflect as a liability any indebtedness which reduces the Closing Consideration pursuant to Section 2.2(a)(iii). Notwithstanding anything herein to the contrary, the Aggregate Exercise Amount shall be deemed a current asset for purposes of determining Working Capital.

      The following terms are defined on the page of this Agreement set forth after such term below:

Accounting Referee	7
Accredited Per Share Cash Closing Consideration	9
Accredited Per Share Closing Consideration	9
Acknowledgement Form	15
Aggregate Per Share Consideration	11
Agreement	1
Articles of Merger	2
Balance Sheet	18
Balance Sheet Date	18
Bankruptcy and Equity Exception	17
Certificates	11
Claim	3
Closing	1
Closing Cash Consideration	5
Closing Consideration	4
Closing Date	1
Closing Statement	7
Closing Working Capital	7
Code	13
Company	1
Company Accounting Policies	7
Company Assets	24
Company Charter Documents	15
Company Common Stock	1
Company Employees	36
Company Plan	20
Company Shareholder Approval	38
Company Shareholder Meeting	38
Confidentiality Agreement	34
Contingent Consideration Schedule	6
Deductible	46
Dissenters' Hold-Back	2
Dissenters' Hold-Back Consideration	3
Dissenters' Notice	4
Dissenting Shareholders	13
Dissenting Shares	13
Effective Time	2
ERISA	20
Escrow Agent	2
Escrow Agreement	2
Escrow Consideration	3
Escrow Fund	2
Estimated Company Expense Statements	6
Financial Statements	18
Financing Commitments	29
Future Option Payout	5
Indemnification Consideration	45
Indemnification Hold-Back	2
Indemnification Termination Date	44
Indemnitees	35
Lapsed Option	11
Laws	19
Lien	18
Losses	44
Material Contracts	23
Merger	1
Merger Notice	3
Merger Sub	1
Non-Accredited Closing Consideration	9
Non-Accredited Per Share Closing Consideration	9
order	19
Parent	1
Parent Balance Sheet	28
Parent Balance Sheet Date	28
Parent Charter Documents	26
Parent Entities	26
Parent Financial Statements	28
Parent SEC Documents	28
Parent Stock Plan	26
Parent Sub	26
Parent's Calculation	7
Paying Agent	5
Per Share Additional Consideration	10
Per Share Closing Consideration	9
Per Share Contingent Consideration	10
Per Share Stock Consideration	10
Perfecting Dissenter	4
Permits	19
PQILC	1
ProQuest Common Stock	1
Representative's Calculation	7
Schedule 3.5(a) Company Option	14
Schedule 3.5(b) Company Option	15
SEC	28
September Unaudited Balance Sheet	18
Share	1
Shareholder Percentage	6
Shareholders' Representative	49
Shareholders' Representative Hold-Back	2
Shareholders' Representative Hold-Back Consideration	3
Shares	1
Stock Consideration	5
Stock Exchange Fund	5
Surviving Corporation	1
TBCA	1
Texas Business Combination Law	16
Unaudited Financial Statements	18
Warrantholders	3
Warrants	16
Working Capital Hold-Back	2
Working Capital Hold-Back Consideration	3
Working Capital Hold-Back Release Date	8

      As used in this Agreement, "including" shall mean "including, without limitation."
      The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PROQUEST COMPANY

By:
Name:
Title:

VEL ACQUISITION CORP.

By:
Name:
Title:

VOYAGER EXPANDED LEARNING, INC.

By:
Name:
Title:

R. BEST ASSOCIATES, INC.

By:
Name:
Title: